                                             AS FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-121708
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 31, 2005)

                                6,000,000 SHARES

                         (LEXINGTON REALTY TRUST LOGO)
              7.55% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
                    LIQUIDATION PREFERENCE $25.00 PER SHARE
                             ----------------------

       We are offering 6,000,000 shares of our 7.55% Series D Cumulative Redeemable Preferred Stock, which we refer to as our Series D Preferred Shares. We have also granted the underwriters an option to purchase up to 900,000 additional shares of our Series D Preferred Shares to cover over-allotments. The following is a summary of the Series D Preferred Shares:

       - We will pay cumulative dividends on the Series D Preferred Shares, from the date of original issuance, at the rate of 7.55% of the liquidation preference per year ($1.8875 per year per share).

       - We will pay dividends on the Series D Preferred Shares quarterly, beginning on April 16, 2007 (with the payment on that date being based pro rata on the number of days from the original issuance of the Series D Preferred Shares to March 31, 2007).

       - We will pay dividends on the Series D Preferred Shares at the increased rate of 8.55% of the liquidation preference per year ($2.1375 per year per share) if, following a change of control, the Series D Preferred Shares are not listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ, which we collectively refer to as the national stock exchanges.

       - We are not allowed to redeem the Series D Preferred Shares before February 14, 2012, except in order to preserve our status as a real estate investment trust or if following a change of control the Series D Preferred Shares are not listed on any of the national stock exchanges.

       - On and after February 14, 2012, we may, at our option, redeem the Series D Preferred Shares by paying you $25.00 per share, plus any accrued and unpaid dividends, whether or not declared.

       - The Series D Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities.

       - Investors in our Series D Preferred Shares generally have no voting rights, except if we fail to pay dividends for six or more quarters (whether or not consecutive) or as required by law.

       We intend to apply to have our Series D Preferred Shares listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol "LXP--pd". If this application is approved, trading of our Series D Preferred Shares on the NYSE is expected to begin within 30 days following initial delivery of the shares.
                             ----------------------

       INVESTING IN OUR SERIES D PREFERRED SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              PER SHARE                   TOTAL
                                                              ---------                ------------
Public Offering Price.......................................  $25.0000                 $150,000,000
Underwriting Discount (1)...................................  $ 0.7875                 $  4,725,000
Proceeds, before expenses, to Lexington.....................  $24.2125                 $145,275,000

---------------

       (1) See "Underwriting" section beginning on page S-52 of this prospectus supplement for a discussion regarding certain additional underwriting compensation and discounts.

       The underwriters may also purchase up to an additional 900,000 shares of Series D Preferred Shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

       The underwriters are offering the Series D Preferred Shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about February 14, 2007.
                             ----------------------

                              MERRILL LYNCH & CO.
                           Sole Book-Running Manager

A.G. EDWARDS                                                       RAYMOND JAMES

BB&T CAPITAL MARKETS
                                  KEYBANC CAPITAL MARKETS
                                                          RYAN BECK & CO.
                                February 9, 2007

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
PROSPECTUS SUPPLEMENT SUMMARY............................................    S-1
RISK FACTORS.............................................................    S-8
CAPITALIZATION...........................................................   S-21
USE OF PROCEEDS..........................................................   S-22
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................   S-23
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA.......   S-24
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
   DIVIDENDS.............................................................   S-25
DESCRIPTION OF SERIES D PREFERRED SHARES.................................   S-26
DESCRIPTION OF COMMON SHARES.............................................   S-33
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND
   BY-LAWS...............................................................   S-35
FEDERAL INCOME TAX CONSIDERATIONS........................................   S-39
UNDERWRITING.............................................................   S-52
LEGAL MATTERS............................................................   S-55
EXPERTS .................................................................   S-55
WHERE YOU CAN FIND MORE INFORMATION......................................   S-55
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................   S-55

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION.............    ii
ABOUT THIS PROSPECTUS....................................................    ii
OUR COMPANY..............................................................     1
DESCRIPTION OF OUR COMMON SHARES.........................................     2
DESCRIPTION OF OUR PREFERRED SHARES......................................     4
DESCRIPTION OF OUR DEBT SECURITIES.......................................    10
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER
   PROVISIONS............................................................    22
USE OF PROCEEDS..........................................................    25
PLAN OF DISTRIBUTION.....................................................    25
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS.................................    26
EXPERTS..................................................................    27
LEGAL MATTERS............................................................    27
WHERE YOU CAN FIND MORE INFORMATION......................................    27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    27

          This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" in this Prospectus Supplement and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual and quarterly reports.

                          PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our Series D Preferred Shares, you should read this entire prospectus supplement and the accompanying prospectus carefully, especially "Risk Factors" beginning on page S-8 of this prospectus supplement and "Where You Can Find More Information" beginning on page S-55 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as provided in "Incorporation of Information We File With The SEC" beginning on page S-55 of this prospectus supplement. Unless otherwise indicated, (i) all financial and property information is presented as of December 31, 2006 and (ii) we assume the underwriters' over-allotment option to purchase up to an additional 900,000 Series D Preferred Shares is not exercised.

                             LEXINGTON REALTY TRUST

          We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. In addition to our common shares, we have three outstanding classes of beneficial interests classified as preferred stock, which we refer to as preferred shares: 8.05% Series B Cumulative Redeemable Preferred Stock, which we refer to as our Series B Preferred Shares, 6.50% Series C Cumulative Convertible Preferred Stock, which we refer to as our Series C Preferred Shares, and special voting preferred stock. Our common shares, Series B Preferred Shares and Series C Preferred Shares are traded on the New York Stock Exchange under the symbols "LXP", "LXP_pb" and "LXP_pc", respectively. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance.

          On December 31, 2006, we completed our merger with Newkirk Realty Trust, Inc., or Newkirk (the "Merger"). Newkirk's primary business was similar to our primary business. All of Newkirk's operations were conducted and all of its assets were held through its master limited partnership, The Newkirk Master Limited Partnership, which we refer to as the MLP. Newkirk was the general partner of the MLP and owned, at the time of completion of the Merger, 31.0% of the MLP. In connection with the Merger, we changed our name to Lexington Realty Trust, the MLP was renamed The Lexington Master Limited Partnership and one of our subsidiaries became the general partner of the MLP and the holder of the 31.0% ownership interest in the MLP.

          In the Merger, Newkirk merged with and into us, with us as the surviving entity. Each holder of Newkirk's common stock received 0.80 of our common shares in exchange for each share of Newkirk's common stock, and the MLP effected a reverse unit-split pursuant to which each outstanding unit of limited partnership in the MLP, which we refer to as an MLP Unit, was converted into
0.80 units. Each MLP unit is either currently redeemable or in the future will be redeemable at the option of the holder for cash based on the value of one of our common shares or, if we elect, on a one-for-one basis for our common shares.

          Following the completion of the Merger, we had ownership interests in approximately 365 properties, located in 44 states and The Netherlands and containing an aggregate of approximately 58.8 million net rentable square feet of space, approximately 97.6% of which is subject to a lease. The MLP also owns a 50.0% interest in a joint venture, Concord Debt Holdings LLC, which recently closed its first collateralized debt obligation, which we refer to as the CDO offering. The MLP's joint venture partner is Winthrop Realty Trust, which we refer to as Winthrop, a REIT listed on the NYSE. Our Executive Chairman, Michael
L. Ashner, is the Chairman and Chief Executive Officer of Winthrop. An aggregate of $377 million of investment grade-related debt was issued in the CDO and the joint venture retained an equity investment in the portfolio with a notional amount of $88 million. The MLP anticipates that the joint venture will significantly expand its operations in the foreseeable future.

          We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

          We grow our portfolio through (i) strategic transactions with other real estate investment companies, (ii) acquisitions of individual properties and portfolios of properties from: (A) corporations and other entities in sale-leaseback transactions; (B) developers of newly-constructed properties built to suit the needs of a corporate tenant; and (C) sellers of properties subject to an existing lease, (iii) debt investments secured by real estate assets and (iv) the building and acquisition of new business lines and operating platforms.

          We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type.

          As part of our ongoing business efforts, we expect to continue to (i) effect strategic transactions and portfolio and individual property acquisitions and dispositions, (ii) explore new business lines and operating platforms, (iii) expand existing properties, (iv) execute new leases with investment grade and other quality tenants, (v) extend lease maturities in advance of expiration and
(vi) refinance outstanding indebtedness when advisable. Additionally, we expect to continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

          Through one of our wholly-owned taxable REIT subsidiaries, we act as the advisor to Lexington Strategic Asset Corp., which we refer to as LSAC, a specialty investment company of which we own a substantial majority of the fully diluted outstanding common stock. LSAC seeks to make investments in (i) general purpose real estate net leased to unrated or below investment grade credit tenants, (ii) net leased special purpose real estate located in the United States, such as medical buildings, theaters, hotels and auto dealerships, (iii) net leased properties located in the Americas outside of the United States with rent payments denominated in United States dollars which are typically leased to U.S. companies, (iv) specialized facilities in the United States supported by net leases or other contracts where a significant portion of the facility's value is in equipment or other improvements, such as power generation assets and cell phone towers, and (v) net leased equipment and major capital assets that are integral to the operations of LSAC's tenants and LSAC's real estate investments.

          Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our four operating partnership subsidiaries: the MLP, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. We refer to these subsidiaries as operating partnerships and to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares or cash, in certain instances. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

          Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015 and our telephone number is (212) 692-7200.

                               RECENT DEVELOPMENTS

          In addition to the developments disclosed in our reports filed with the Securities and Exchange Commission, which we refer to as the SEC, the following developments occurred during the fourth quarter of 2006 and the first quarter of 2007:

          During the fourth quarter of 2006, we, including through our subsidiaries:

               - acquired six properties for an aggregate capitalized cost of approximately $118.1 million;

               - sold one property for approximately $18.4 million resulting in a gain of approximately $4.0 million and satisfied the existing non-recourse mortgage resulting in a debt satisfaction charge of approximately $1.3 million;

               -    signed six lease extensions and one new lease;

               - obtained approximately $59.2 million in non-recourse mortgages at a fixed weighted average interest rate of 6.0%;

               - satisfied approximately $20.4 million in mortgage debt encumbering a property which resulted in a gain of approximately $7.5 million and recorded an additional impairment charge of approximately $6.1 million on the property;

               - increased our ownership in LSAC from 32.3% to 76.2% by purchasing approximately 4.6 million of its common shares for approximately $42.6 million, which caused LSAC to become a consolidated subsidiary as of November 1, 2006 and results in an increase in mortgage debt of approximately $92.7 million;

               - issued approximately 249,000 of our common shares to employees and trustees, which, with respect to shares issued to employees, are generally subject to vesting provisions;

               - repurchased approximately 0.5 million of our common shares for approximately $9.7 million;

               - accelerated the vesting of all time-based non-vested common shares previously granted to employees resulting in a charge of approximately $10.8 million;

               - borrowed approximately $65.2 million under our Credit Agreement, dated as of June 27, 2005, as amended, which we refer to as our credit agreement, among us, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., collectively as borrowers, each of lenders party thereto, and Wachovia Bank, National Association, as agent; and

               - declared a quarterly dividend of $0.365 per common share and a special dividend of $0.2325 per common share, which were paid on January 26, 2007 to shareholders of record on December 28, 2006 and declared a regular quarterly dividend of $0.503125 per share and $0.8125 per share on our Series B Preferred Shares and Series C Preferred Shares, respectively, to their respective shareholders of record on January 31, 2007 to be paid on February 15, 2007.

          During the first quarter of 2007, we, including through our subsidiaries:

               -    signed two lease extensions and two new leases;

               - borrowed an additional $25.0 million, net under our credit agreement;

               -    acquired a property for approximately $14.3 million; and

               - obtained approximately $17.3 million in non-recourse mortgage debt at a weighted average fixed interest rate of 5.8%.

          In addition, during January 2007, LSAC entered into a purchase and sale agreement to sell a property leased to AmeriCredit Corp. in Jacksonville, Florida to a third party for $15.9 million. Assuming the successful completion of the purchaser's 90-day due diligence period and the other closing conditions, the closing is scheduled to occur on June 23, 2007. In connection with entering into the purchase and sale agreement, LSAC entered into a lease termination agreement with AmeriCredit Corp. The lease termination agreement allows for the early termination of the AmeriCredit Corp. lease contingent on the consummation of the purchase and sale agreement on June 23, 2007 for a termination payment of approximately $2.8 million, with $1.9 million of such payment being paid on May 31, 2007 and the balance being paid on June 23, 2007. AmeriCredit has a termination option under its lease as of June 30, 2008, with notice and payment of a $1.9 million penalty no later than May 31, 2007. If the purchase and sale agreement is not consummated, the lease will terminate on June 30, 2008.

          In addition to the developments disclosed in the MLP's reports filed with the SEC, since September 30, 2006, the MLP and its subsidiaries:

               - acquired two properties for an aggregate purchase price of approximately $24.9 million;

               - refinanced approximately $43.8 million in mortgage loans secured by properties in El Segundo, California with a new non-recourse mortgage loan in the original principal amount of approximately $55.0 million, which bears interest at 5.675% and matures on December 5, 2016, and which, together with the write-off of deferred financing costs, resulted in a charge of approximately $0.9 million;

               - incurred approximately $12.5 million in expense charges related to the termination of Newkirk's advisory agreement;

               - incurred approximately $5.5 million in expense charges related to the transaction costs of the Merger;

               - incurred approximately $6.2 million in expense charges related to the termination of the lockup provisions of an exclusivity agreement;

               - accrued approximately $29.0 million to pay a distribution to unitholders of record as of December 29, 2006;

               - repaid approximately $351.1 million on its loan facility with KeyBank National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc., and the lenders party thereto, which we refer to as the KeyBank facility, $292.0 million of which was obtained from net proceeds from the sale of the MLP's 5.45% Notes described below;

               - completed an offering of its 5.45% Exchangeable Guaranteed Notes due 2027, which we refer to as the MLP's 5.45% Notes, in the aggregate principal amount of $300.0 million, which notes were guaranteed by us and certain of our subsidiaries;

               - financed a property located in McDonough, Georgia for $23.0 million, which bears interest at 6.11% and matures in November 2017;

               - recorded an impairment charge of $1.4 million on a property in Cincinnati, Ohio;

               - received five year lease extension notices from Safeway for leases at its Granbury, Texas and Hillsboro, Texas properties, which now expire on November 30, 2012; and

               - received five year lease extension notices from Food Lion for leases at its properties in Jacksonville, North Carolina, Lexington, North Carolina, Staunton, Virginia and Jefferson, North Carolina.

                                  THE OFFERING

          The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our Series D Preferred Shares, see "Description of Series D Preferred Shares" beginning on page S-26 of this prospectus supplement.

Issuer........................   Lexington Realty Trust

Securities Offered............   6,000,000 preferred shares of beneficial
                                 interest classified as 7.55% Series D
                                 Cumulative Redeemable Preferred Stock
                                 (6,900,000 shares if the underwriters'
                                 over-allotment option is exercised in full).

Dividends.....................   Investors will be entitled to receive
                                 cumulative cash dividends on the Series D
                                 Preferred Shares at a rate of 7.55% of the
                                 $25.00 liquidation preference per year
                                 (equivalent to $1.8875 per year per share).
                                 Beginning on April 16, 2007, dividends on the
                                 Series D Preferred Shares will be payable
                                 quarterly in arrears on each of January 15,
                                 April 15, July 15, and October 15 of each year
                                 or, if not a business day, the next succeeding
                                 business day. Dividends on the Series D
                                 Preferred Shares will be cumulative from and
                                 including the date of original issuance, which
                                 is expected to be February 14, 2007. The first
                                 dividend payable on the Series D Preferred
                                 Shares will be a pro rata dividend for the
                                 period to March 31, 2007 and will be payable on
                                 April 16, 2007, in the amount of approximately
                                 $0.25 per share.

                                 If following a change of control, the Series D
                                 Preferred Shares are not listed on any of the national stock exchanges, investors will be entitled to receive, when and as authorized by our board of trustees and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Series D
                                 Preferred Shares are not so listed at the increased rate of 8.55% per annum of the $25.00 liquidation preference per share (equivalent to $2.1375 per share per year) for as long as the Series D Preferred Shares are not so listed. To see how we define change of control for this purpose, see "Description of Series D Preferred
                                 Shares -- Dividends" on page S-26 of this prospectus supplement.

Liquidation Preference........   If we liquidate, dissolve or wind up, holders
                                 of our Series D Preferred Shares will have the
                                 right to receive $25.00 per share, plus accrued
                                 and unpaid dividends (whether or not declared)
                                 to and including the date of payment before any
                                 payments are made to the holders of our common
                                 shares and any other class or series of capital
                                 shares ranking junior to the Series D Preferred
                                 Shares as to liquidation rights. The rights of
                                 the holders of the Series D Preferred Shares to
                                 receive their liquidation preference will be
                                 subject to the proportionate rights of our
                                 Series B Preferred Shares, Series C Preferred
                                 Shares, and each other series or class of our
                                 capital shares ranking, as to liquidation
                                 rights, on parity with the Series D Preferred
                                 Shares.

No Maturity Date..............   The Series D Preferred Shares have no maturity
                                 date and we are not required to redeem the
                                 Series D Preferred Shares at any time.
                                 Accordingly, the Series D Preferred Shares will
                                 remain outstanding indefinitely, unless we
                                 decide, at our option on or after February 14,
                                 2012, to exercise our redemption right. We are
                                 not required to set aside funds to redeem the
                                 Series D Preferred Shares.

Special Optional Redemption...   If at any time following a change of control,
                                 the Series D Preferred Shares are not listed on
                                 any of the national stock exchanges, we will

                                 have the option to redeem the Series D
                                 Preferred Shares, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series D Preferred Shares are not so listed, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends
                                 (whether or not declared) up to but excluding the redemption date. To see how we define change of control for this purpose, see
                                 "Description of Series D Preferred Shares --
                                 Dividends" on page S-26 of this prospectus supplement.

Optional Redemption...........   We may not redeem the Series D Preferred Shares
                                 prior to February 14, 2012, except in limited
                                 circumstances relating to the preservation of
                                 our status as a REIT and pursuant to our
                                 special optional redemption right. On or after
                                 February 14, 2012, we may, at our option,
                                 redeem the Series D Preferred Shares, in whole
                                 or in part, at any time and from time to time,
                                 for cash equal to $25.00 per share, plus any
                                 accrued and unpaid dividends, if any, to and
                                 including the date of redemption. Any partial
                                 redemption will generally be on a pro rata
                                 basis.

Ranking.......................   The Series D Preferred Shares will, with
                                 respect to the payment of dividends and amounts
                                 upon liquidation, dissolution or winding up,
                                 rank (i) senior to all classes or series of our
                                 common shares and to all equity securities
                                 ranking junior to our Series D Preferred
                                 Shares, (ii) on parity with our Series B
                                 Preferred Shares, Series C Preferred Shares and
                                 all equity securities issued by us the terms of
                                 which specifically provide that such equity
                                 securities rank on parity with our Series D
                                 Preferred Shares, and (iii) junior to all
                                 equity securities issued by us the terms of
                                 which specifically provide that such equity
                                 securities rank senior to our Series D
                                 Preferred Shares. As of the date of this
                                 prospectus supplement, our only outstanding
                                 equity securities are our common shares, Series
                                 B Preferred Shares, Series C Preferred Shares
                                 and our one share of Special Voting Preferred
                                 Stock, which has no liquidation preference or
                                 other economic rights.

Voting Rights.................   Holders of the Series D Preferred Shares will
                                 generally have no voting rights. However, if we
                                 are in arrears on dividends on the Series D
                                 Preferred Shares for six or more quarterly
                                 periods, whether or not consecutive, the
                                 holders of the Series D Preferred Shares,
                                 voting together as a class with the holders of
                                 our Series B Preferred Shares, Series C
                                 Preferred Shares and all other classes or
                                 series of our equity securities ranking on
                                 parity with the Series D Preferred Shares which
                                 are entitled to similar voting rights, will be
                                 entitled to vote at the next annual meeting of
                                 our shareholders for the election of two
                                 additional trustees to serve on our board of
                                 trustees until all unpaid cumulative dividends
                                 have been paid or declared and set apart for
                                 payment. In addition, the affirmative vote of
                                 at least two-thirds of the Series D Preferred
                                 Shares, voting together as a class with the
                                 holders of our Series B Preferred Shares,
                                 Series C Preferred Shares and all other classes
                                 or series of our equity securities ranking on
                                 parity with the Series D Preferred Shares which
                                 are entitled to similar voting rights, is
                                 required for us to authorize, create or
                                 increase capital shares ranking senior to the
                                 Series D Preferred Shares or to amend our
                                 declaration of trust in a manner that
                                 materially and adversely affects the rights of
                                 the Series D Preferred Shares.

Information Rights............   During any period in which we are not subject
                                 to Section 13 or 15(d) of the Exchange Act and
                                 any of our Series D Preferred Shares are
                                 outstanding, we will (1) transmit by mail to
                                 all holders of our Series D Preferred Shares,
                                 as their names and addresses appear in our
                                 record

                                 books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and
                                 (2) promptly, upon request, supply copies of such reports to any prospective holder of our Series D Preferred Shares. We will mail the information to the holders of our Series D
                                 Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange
                                 Act.

Listing.......................   We intend to apply to have our Series D
                                 Preferred Shares listed on the NYSE under the
                                 symbol "LXP_pd", subject to official notice of
                                 issuance. We expect that trading on the NYSE
                                 will commence within 30 days after the initial
                                 delivery of the Series D Preferred Shares.

Settlement Date...............   Delivery of the Series D Preferred Shares will
                                 be made against payment therefor on or about
                                 February 14, 2007.

Form..........................   The Series D Preferred Shares will be issued
                                 and maintained in book-entry form registered in
                                 the name of the nominee of The Depository Trust
                                 Company, except under limited circumstances.

Restrictions on Ownership.....   For us to qualify as a REIT under the Internal
                                 Revenue Code, the transfer of our capital
                                 shares, which includes the Series D Preferred
                                 Shares, is restricted. Not more than 50% in
                                 value of our outstanding capital shares may be
                                 owned, directly or constructively, by five or
                                 fewer individuals, as defined in the Internal
                                 Revenue Code. Our declaration of trust provides
                                 that no person or persons acting as a group may
                                 own, or be deemed to own by virtue of the
                                 attribution rules of the Internal Revenue Code,
                                 subject to limited exceptions, more than 9.8%
                                 of the value of our outstanding capital shares.
                                 See "Description of Series D Preferred Shares
                                 -- Restrictions On Ownership" on page S-31 of
                                 this prospectus supplement and "Certain
                                 Provisions of Maryland Law and of our
                                 Declaration of Trust and By-Laws" on page S-35
                                 of this prospectus supplement.

No Conversion.................   The Series D Preferred Shares are not
                                 convertible into, or exchangeable for, any
                                 other property or securities.

Use of Proceeds...............   We expect that the net proceeds from this
                                 offering will be approximately $145.0 million
                                 after deducting underwriting discounts and
                                 commissions and our expenses (or approximately
                                 $166.8 million if the underwriters'
                                 over-allotment option is exercised in full). We
                                 expect to use the net proceeds to repay in full
                                 the borrowings under our credit agreement and
                                 to use the balance for general corporate
                                 purposes. See "Use of Proceeds" on page S-22 of
                                 this prospectus supplement.

Risk Factors..................   See "Risk Factors" on page S-8 of this
                                 prospectus supplement and other information
                                 contained herein for a discussion of factors
                                 you should carefully consider before deciding
                                 to invest in the Series D Preferred Shares.

          For additional information regarding the terms of the Series D Preferred Shares, see "Description of Series D Preferred Shares" beginning on page S-26 of this prospectus supplement.

                                  RISK FACTORS

          Investing in our Series D Preferred Shares involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. You should consider carefully the following risk factors before deciding to purchase the Series D Preferred Shares.

RISKS RELATED TO THE OFFERING

          THERE IS NO ESTABLISHED TRADING MARKET FOR THE SERIES D PREFERRED SHARES.

          The Series D Preferred Shares are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their Series D Preferred Shares in the secondary market. We intend to apply to have our Series D Preferred Shares listed on the NYSE under the symbol "LXP_pd", subject to official notice of issuance. However, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your Series D Preferred Shares will be limited. We have been advised by the underwriters that prior to acceptance of the Series D Preferred Shares for listing on the NYSE, they intend to make a market in the Series D Preferred Shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

          THE TRADING PRICE OF THE SERIES D PREFERRED SHARES MAY BE AFFECTED BY VARIOUS FACTORS.

          The trading price of the Series D Preferred Shares may depend on many factors, including:

               - increases in market interest rates, relative to the dividend yield on the Series D Preferred Shares. If market interest rates go up, prospective purchasers of our Series D Preferred Shares may require a higher yield. Higher market interest rates would not, however, result in more funds for us to distribute and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our the Series D Preferred Shares to decrease;

               - anticipated benefit of an investment in our securities as compared to investment in securities of companies in other industries (including benefits associated with tax treatment of dividends and distributions);

               - perception by market professionals of REITs generally and REITs comparable to us in particular;

               -    level of institutional investor interest in our securities;

               -    relatively low trading volumes in securities of REITs;

               -    investor confidence in the stock market generally;

               - additional issuances of other series or classes of preferred shares;

               -    general economic conditions;

               -    our financial condition, performance and prospects; and

               -    the factors described elsewhere in this section.

          THE SERIES D PREFERRED SHARES HAVE NOT BEEN RATED AND ARE SUBORDINATED TO EXISTING AND FUTURE DEBT; WE ARE NOT RESTRICTED FROM ISSUING PREFERRED SECURITIES THAT RANK ON PARITY WITH THE SERIES D PREFERRED SHARES.

          The Series D Preferred Shares have not been rated by any nationally recognized statistical rating organization. Furthermore, payment of amounts due on the Series D Preferred Shares will be subordinated to all of our existing and future debt and will be structurally subordinate to distributions to the partners in our operating partnerships and to payments to our third-party joint venture partners of distributions from such third-party joint ventures in which we invest. In addition, we may issue additional Series D Preferred Shares and/or shares of another class or series of preferred shares ranking on parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding Series D Preferred Shares, voting together as a class with the holders of our Series B Preferred Shares, Series C Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series D Preferred Shares which are entitled to similar voting rights, senior to) the Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series D Preferred Shares.

RISKS RELATED TO OUR BUSINESS

          WE ARE SUBJECT TO RISKS INVOLVED IN SINGLE TENANT LEASES.

          We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

          In March 2006, Dana Corporation ("Dana"), a tenant in 11 of our properties (including non-consolidated entities), filed for Chapter 11 bankruptcy. Dana succeeded on motions to reject leases on two of our properties and those of a non-consolidated entity and has affirmed the nine other leases. During the second quarter of 2006, we recorded an impairment charge of $1.1 million and accelerated amortization of an above-market lease of $2.3 million, relating to the write-off of lease intangibles and the above market lease for the disaffirmed lease of a consolidated property. During the fourth quarter of 2006, we recorded an additional impairment charge of approximately $6.1 million relating to this property. In addition, our proportionate share from a non-consolidated entity of the impairment charge and accelerated amortization of an above-market lease for a disaffirmed lease was $0.6 million and $1.4 million, respectively. In addition, we sold our bankruptcy claim (including our interest through a non-consolidated entity) related to the two rejected leases for approximately $7.1 million, which resulted in a gain of $6.9 million.

          WE RELY ON REVENUES DERIVED FROM MAJOR TENANTS.

          Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our base rental revenues. As of September 30, 2006, on a combined basis after giving effect to the Merger, our 10 largest tenants/guarantors, which occupied 106 properties, represented approximately 36.8% of our base rental revenue for the nine months ended September 30, 2006, including our proportionate share of rental revenue from non-consolidated entities and rental revenue recognized from properties sold through the respective date of sale. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

          WE COULD BECOME MORE HIGHLY LEVERAGED, RESULTING IN INCREASED RISK OF DEFAULT ON OUR OBLIGATIONS AND IN AN INCREASE IN DEBT SERVICE REQUIREMENTS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OUR ABILITY TO PAY DISTRIBUTIONS.

          We have incurred, and expect to continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our declaration of trust nor any policy statement formally adopted by our board of trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.

          Our credit agreement and the KeyBank facility each contain cross-default provisions to, with respect to the credit agreement, our other material indebtedness (as defined therein), and, with respect to the KeyBank facility, the MLP's other indebtedness. In the event of a default on such other material indebtedness, the indebtedness under our credit agreement or the MLP's indebtedness under the KeyBank facility, as applicable, could be accelerated. Depending upon the amount of indebtedness under our credit agreement and the KeyBank facility, such an acceleration could have a material adverse impact on our financial condition and results of operations. Our current credit agreement and the KeyBank facility also each contain various covenants which limit the amount of secured, unsecured and variable-rate indebtedness we may incur and restricts the amount of capital we may invest in specific categories of assets in which we may otherwise want to invest.

          MARKET INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON OUR BORROWING COSTS AND NET INCOME AND CAN ADVERSELY AFFECT OUR SHARE PRICE.

          We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. As of September 30, 2006, on a pro forma basis after giving effect to the Merger, we had outstanding $549.1 million in variable-rate indebtedness which represented 27.8% of our total mortgages and notes payable. This debt, however, is subject to interest rate swap agreements and interest rate cap agreements. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income. In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates.

          Furthermore, the public valuation of our common shares is related primarily to the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, the market price of our common shares may decrease because potential investors seeking a higher dividend yield than they would receive from our common shares may sell our common shares in favor of higher rate interest-bearing securities.

          WE FACE RISKS ASSOCIATED WITH REFINANCINGS.

          A significant number of our properties are subject to mortgage notes with balloon payments due at maturity. As of September 30, 2006, on a pro forma basis after giving effect to the Merger, the consolidated scheduled balloon payments for the next five calendar years, including our unsecured credit facility and the MLP's KeyBank facility, are as follows:

          2007 -- $0;

          2008 -- $565.2 million;

          2009 -- $60.8 million;

          2010 -- $56.6 million; and

          2011 -- $126.0 million.

          As of September 30, 2006, the scheduled balloon payments for the MLP and its subsidiaries for the next five calendar years, including the MLP's KeyBank facility, are as follows:

          2007 -- $0;

          2008 -- $534.1 million;

          2009 -- $23.8 million;

          2010 -- $0; and

          2011 -- $0.

          Subsequent to September 30, 2006, the MLP's borrowings, which mature in 2008, were reduced from approximately $549.1 million to approximately $198.0 million through the repayment of approximately $351.1 million.

          As of September 30, 2006, the scheduled balloon payments on our joint venture real properties for the next five calendar years were as follows:

           Total       Our Proportionate Share
       -------------   -----------------------
2007   $0                   $0
2008   $0                   $0
2009   $69.0 million        $23.6 million
2010   $61.6 million        $20.5 million
2011   $67.0 million        $21.7 million

          As of September 30, 2006, the scheduled balloon payments for the next five calendar years for the MLP's joint venture investments are $169.0 million in 2007, of which the MLP's proportionate share is $84.5 million.

          Our ability to make the scheduled balloon payments will depend upon the amount available under our unsecured revolving credit facility and our ability either to refinance the related mortgage debt or to sell the related property.

          Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the lease terms of the mortgaged properties, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws. If we are unable to obtain sufficient financing to fund the scheduled non-recourse balloon payments or to sell the related property at a price that generates sufficient proceeds to pay the scheduled non-recourse balloon payments, we would lose our entire investment in the related property.

          On January 5, 2006, we announced that we informed the holder of the non-recourse mortgage on one of our properties located in Milpitas, California that we will no longer make debt service payments as a result of a vacancy caused by the expiration of the lease on this property in December 2005. As a result of this decision, we recorded an impairment charge of approximately $12.1 million in the fourth quarter of 2005, which was equal to the difference between this property's net book value (approximately $17.3 million) and our estimate of the property's fair market value (approximately $5.2 million). During the second quarter of 2006, the property was conveyed to the lender in full satisfaction of the mortgage, which resulted in a gain on debt satisfaction of $6.3 million. During the third quarter of 2006, the tenant in our Warren, Ohio property exercised its option to purchase the property at fair market value, as defined in the purchase agreement. We have received appraisals that estimate that the maximum fair market value, as defined, will not exceed approximately $15.8 million. As a result of the exercise of the purchase option, we recorded an impairment charge of $28.2 million (including $6.6 million applicable to minority interest) in the third quarter of 2006.

          WE FACE UNCERTAINTIES RELATING TO LEASE RENEWALS AND RE-LETTING OF SPACE.

          Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases.

          This risk is increased as a result of the Merger since the current term of many of the MLP's properties will expire over the next three years and the renewal rates are substantially lower than the current rates, as noted below. As of September 30, 2006, based upon the then current annualized rent, the weighted average remaining lease term for the properties of the MLP and its subsidiaries was approximately 4.1 years and 71% of its current leases were scheduled to expire by the end of 2009. These amounts are based on the MLP's consolidated rental income which includes rent attributable to properties partially owned by unaffiliated third parties. In addition, leases on approximately 8,031,017 square feet of the properties of the MLP and its subsidiaries, representing approximately

$156.8 million of annual rental income, were scheduled to expire by the end of 2009. Upon expiration of their initial term, substantially all leases can be renewed at the option of the tenants for one or more renewal terms. As of September 30, 2006, the weighted average current rent per square foot for the leases of the MLP and its subsidiaries scheduled to expire through 2009 was $19.52 while the contractual renewal rent per square foot for those properties was $9.43. These numbers do not include 566,836 square feet of vacant space and 707,000 square feet of space sold in September 2006.

          CERTAIN OF OUR PROPERTIES ARE CROSS-COLLATERALIZED.

          As of September 30, 2006, the mortgages on three sets of two properties are cross-collateralized: (1) Canton, Ohio and Spartansburg, South Carolina leased to Best Buy Co. Inc., (2) 730 N. Black Branch Road, Elizabethtown, Kentucky and 750 N. Black Branch Road, Elizabethtown, Kentucky leased to Dana Corporation, and (3) Dry Ridge, Kentucky and Owensboro, Kentucky leased to Dana Corporation. Furthermore, all properties of the MLP's subsidiaries that are not encumbered by property specific debt are cross-collateralized under the KeyBank facility and, in addition, one set of four properties is cross-collateralized. To the extent that any of our properties are cross-collateralized, any default by us under the mortgage note relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note or is cross-collateralized with such mortgage note.

          WE FACE POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS.

          Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

          A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

          From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this prospectus supplement, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us.

          There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

               - the discovery of previously unknown environmental conditions;

               -    changes in law;

               -    activities of tenants; or

               - activities relating to properties in the vicinity of our properties.

          Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations, including funds from operations.

          UNINSURED LOSSES OR A LOSS IN EXCESS OF INSURED LIMITS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

          We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits that we believe are customary for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

          Future terrorist attacks such as the attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and the military conflicts such as the military actions taken by the United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.

          Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.

          We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

          COMPETITION MAY ADVERSELY AFFECT OUR ABILITY TO PURCHASE PROPERTIES.

          There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each market. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

          OUR FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND SHARE PRICE.

          Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.

          If we fail to maintain the adequacy of our internal controls, as such standards may be modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and to maintain our qualification as a REIT and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, our REIT qualification could be jeopardized, investors could lose confidence in our reported financial information, and the trading price of our shares could drop significantly.

          WE MAY HAVE LIMITED CONTROL OVER OUR JOINT VENTURE INVESTMENTS.

          Our joint venture investments constitute a significant portion of our assets and will constitute a significant component of our growth strategy. Our joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our joint venture partner might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor a joint venture partner have full control over the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures.

          One of the joint ventures, Concord Debt Holdings LLC, is owned equally by the MLP and a subsidiary of Winthrop. This joint venture, which recently completed a CDO offering, is managed by an investment committee which consists of five members, two members appointed by each of the MLP and Winthrop (with one appointee from each of the MLP and Winthrop qualifying as "independent") and the fifth member appointed by FUR Holdings LLC, the primary owner of the former external advisor of the MLP and the current external advisor of Winthrop. Each investment in excess of $20.0 million to be made by this joint venture, as well as additional material matters, requires the consent of three members of the investment committee appointed by the MLP and Winthrop. Accordingly, the joint venture may not take certain actions or invest in certain assets even if the MLP believes it to be in its best interest. Michael L. Ashner, our Executive Chairman and Director of Strategic Transactions is also the Chairman and Chief Executive Officer of Winthrop.

          JOINT VENTURE INVESTMENTS MAY CONFLICT WITH OUR ABILITY TO MAKE ATTRACTIVE INVESTMENTS.

          Under the terms of our active joint venture with the Comptroller of the State of New York, as trustee of the Common Retirement Fund, or CRF, we are required to first offer to the joint venture 50% of our opportunities to acquire office and industrial properties requiring a minimum investment of $15.0 million which are net leased primarily to investment grade tenants for a minimum term of ten years, are available for immediate delivery and satisfy other specified investment criteria.

          Similarly, under the terms of our joint venture with the Utah State Retirement Trust Fund, or Utah, unless 75% of Utah's capital commitment is funded, we are required to first offer to the joint venture all of our opportunities to acquire certain office, bulk warehouse and distribution properties requiring an investment of $8.0 million to $30.0 million which are net leased primarily to non-investment grade tenants for a minimum term of at least nine years and satisfy other specified investment criteria, subject also to our obligation to first offer such opportunities to our joint venture with CRF.

          Our board of trustees adopted a conflicts policy with respect to us and LSAC, a real estate investment company that we advise. Under the conflicts policy we are required to first offer to LSAC, subject to the first offer rights of CRF and Utah, all of our opportunities to acquire: (i) general purpose real estate net leased to unrated or below investment grade credit tenants; (ii) net leased special purpose real estate located in the United States, such as medical buildings, theaters, hotels and auto dealerships; (iii) net leased properties located in the Americas outside of the United States with rent payments denominated in United States dollars with such properties typically leased to U.S. companies; (iv) specialized facilities in the United States supported by net leases or other contracts where a significant portion of the facility's value is in equipment or other improvements, such as power generation assets and cell phone towers; and (v) net leased equipment and major capital assets that are integral to the operations of LSAC's tenants and LSAC's real estate investments. To the extent that a specific investment opportunity, which is not otherwise subject to a first offer obligation to our joint ventures with CRF or Utah, is determined to be suitable to us and LSAC, the investment opportunity will be allocated to LSAC. If full allocation to LSAC is not reasonably practicable (for example, if LSAC does not have sufficient capital), we may allocate a portion of the investment to ourselves after determining in good faith that such allocation is fair and reasonable. We will apply the foregoing allocation procedures between LSAC and any investment funds or programs, companies or vehicles or other entities that we control or which have overlapping investment objectives with LSAC.

          Only if a joint venture partner elects not to approve the applicable joint venture's pursuit of an acquisition opportunity or the applicable exclusivity conditions have expired may we pursue the opportunity directly. As a result of the foregoing rights of first offer, we may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through our minority interest in these joint ventures.

          CERTAIN OF OUR TRUSTEES AND OFFICERS MAY FACE CONFLICTS OF INTEREST WITH RESPECT TO SALES AND REFINANCINGS.

          Michael L. Ashner, E. Robert Roskind and Richard J. Rouse, our Executive Chairman, Co-Vice Chairman, and Co-Vice Chairman and Chief Investment Officer, respectively, each own limited partnership interests in certain of our operating partnerships, and as a result, may face different and more adverse tax consequences than our other shareholders will if we sell certain properties or reduce mortgage indebtedness on certain properties. Those individuals may, therefore, have different objectives than our other shareholders regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt.

          Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to our other shareholders. In the event of an appearance of a conflict of interest, the conflicted trustee or officer must recuse himself or herself from any decision making or seek a waiver of our Code of Business Conduct and Ethics.

          OUR ABILITY TO CHANGE OUR PORTFOLIO IS LIMITED BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID.

          Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our board of trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

          THERE CAN BE NO ASSURANCE THAT WE WILL REMAIN QUALIFIED AS A REIT FOR FEDERAL INCOME TAX PURPOSES.

          We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our net taxable income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

          DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY.

          To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any deduction for dividends paid and by excluding net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

          CERTAIN LIMITATIONS LIMIT A THIRD PARTY'S ABILITY TO ACQUIRE US OR EFFECTUATE A CHANGE IN OUR CONTROL.

          Limitations imposed to protect our REIT status. In order to protect us against the loss of our REIT status, our declaration of trust limits any shareholder from owning more than 9.8% in value of any class of our outstanding shares, subject to certain exceptions. The ownership limit may have the effect of precluding acquisition of control of us. See "Risk Factors--Risks Related to Our Business--Limits on ownership of our capital shares may have the effect of delaying, deferring or preventing someone from taking control of us" in this prospectus supplement.

          Severance payments under employment agreements. Substantial termination payments may be required to be paid under the provisions of employment agreements with certain of our executives upon a change of control. We have entered into employment agreements with seven of our executive officers which provide that, upon the occurrence of a change in control of us (including a change in ownership of more than 50% of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution, the acquisition, except from us, of 20% or more of our voting shares or a change in the majority of our board of trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries and recent annual bonuses, as defined in the employment agreements. The provisions of these agreements could deter a change of control of us. Accordingly, these payments may discourage a third party from acquiring us.

          Limitation due to our ability to issue preferred shares. Our declaration of trust authorizes the board of trustees to issue preferred shares, without shareholder approval. The board of trustees is able to establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in shareholders' best interests. As of the date of this prospectus supplement, we had outstanding 3,160,000 Series B Preferred Shares that we issued in June 2003, 3,100,000 Series C Preferred Shares that we issued in December 2004 and January 2005 and one share of our special voting preferred stock that we issued in December 2006 in connection with the Merger. Our Series B and Series C Preferred Shares and our special voting preferred stock include provisions that may deter a change of control. The establishment and issuance of shares of our existing series of preferred shares or a future series of preferred shares could make a change of control of us more difficult.

          Limitation imposed by the Maryland Business Combination Act. The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against "business combinations" between a Maryland REIT and "interested shareholders" or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, 10% or more of the voting power of our then-outstanding voting shares, but a person is not an interested shareholder if the board of trustees approved in advance the transaction by which he otherwise would have been an interested shareholder. Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if such acquisition would be in shareholders' best interests. In connection with our merger with Newkirk, certain holders of MLP securities were granted a limited exemption from the definition of "interested shareholder."

          Maryland Control Share Acquisition Act. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the vote entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by our officers or by employees who are our trustees are excluded from shares entitled to vote on the matter. "Control Shares" means shares that, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders' meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under our by-laws will be subject to the Maryland Control Share Acquisition Act. Our by-laws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares. We cannot assure you that this provision will not be amended or eliminated at any time in the future.

          LIMITS ON OWNERSHIP OF OUR CAPITAL SHARES MAY HAVE THE EFFECT OF DELAYING, DEFERRING OR PREVENTING SOMEONE FROM TAKING CONTROL OF US.

          For us to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year, and these capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year for which a REIT election is made). Our declaration of trust includes certain restrictions regarding transfers of our capital shares and ownership limits.

          Actual or constructive ownership of our capital shares in excess of the share ownership limits contained in its declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits.

          These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limits discussed above may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for the common shares or otherwise be in shareholders' best interests.

          LEGISLATIVE OR REGULATORY TAX CHANGES COULD HAVE AN ADVERSE EFFECT ON US.

          At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. REIT dividends generally are not eligible for the reduced rates currently applicable to certain corporate dividends (unless attributable to dividends from LSAC and other taxable REIT subsidiaries and otherwise eligible for such rates). As a result, investment in non-REIT corporations may be relatively more attractive than investment in REITs. This could adversely affect the market price of our shares.

          OUR BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT POLICY WITHOUT SHAREHOLDERS' APPROVAL.

          Subject to our fundamental investment policy to maintain our qualification as a REIT, our board of trustees will determine its investment and financing policies, growth strategy and its debt, capitalization, distribution, acquisition, disposition and operating policies.

          Our board of trustees may revise or amend these strategies and policies at any time without a vote by shareholders. Accordingly, shareholders' control over changes in our strategies and policies is limited to the election of trustees, and changes made by our board of trustees may not serve the interests of shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or qualify as a REIT.

          OUR OPERATIONS AND THE OPERATIONS OF NEWKIRK MAY NOT BE INTEGRATED SUCCESSFULLY, AND THE INTENDED BENEFITS OF THE MERGER MAY NOT BE REALIZED.

          The Merger presents challenges to management, including the integration of our operations and properties with those of Newkirk. The Merger also poses other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management's attention to the integration of the operations of the two entities. Any difficulties that we encounter in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on our revenue, level of expenses and operating results. We may also experience operational interruptions or the loss of key employees, tenants and customers. As a result, notwithstanding our expectations, we may not realize any of the anticipated benefits or cost savings of the Merger.

          OUR INABILITY TO CARRY OUT OUR GROWTH STRATEGY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

          Our growth strategy is based on the acquisition and development of additional properties and related assets, including acquisitions of large portfolios and real estate companies and acquisitions through co-investment programs such as joint ventures. In the context of our business plan, "development" generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We may provide a developer with a commitment to acquire a property upon completion of construction of a property and commencement of rent from the tenant. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of an extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. Our ability to implement our strategy may be impeded because we may have difficulty finding new properties and investments at attractive prices that meet our investment criteria, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

          Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure events that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

          Some of our acquisitions and developments may be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that may result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution to shareholders may be adversely affected.

          THE CONCENTRATION OF OWNERSHIP BY CERTAIN INVESTORS MAY LIMIT OTHER SHAREHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

          As of December 31, 2006 (after the exchange of all shares of Newkirk in the Merger), Michael L. Ashner and Winthrop collectively owned 3,604,000 of our outstanding common shares and Mr. Ashner, Vornado Realty Trust ("Vornado") and Apollo Real Estate Investment Fund III, L.P. ("Apollo") collectively owned 27,684,378 voting MLP units which are redeemable by the holder thereof for, at our election, cash or our common shares. Accordingly, on a fully-diluted basis, Mr. Ashner, Apollo, Vornado and Winthrop collectively held a 24.8% ownership interest in us, as of December 31, 2006 (after the exchange of all shares of Newkirk in the Merger). As holders of voting MLP units, Mr. Ashner, Vornado and Apollo, as well as other holders of voting MLP units, have the right to direct the voting of our special voting preferred stock. Holders of interests in our other operating partnerships do not have voting rights. In addition, Mr. Ashner controls NKT Advisors, LLC, which holds one share of our special voting preferred stock pursuant to a voting trustee agreement. To the extent that an affiliate of Vornado is a member of our board of trustees, NKT Advisors, LLC has the right to direct the vote of the voting MLP units held by Vornado with respect to the election of members of our board of trustees.

          E. Robert Roskind, our Co-Vice Chairman, owned, as of December 31, 2006, 819,656 of our common shares and 1,565,282 units of our limited partnership interest in our other operating partnerships, which are redeemable for, at our election, cash or our common shares. On a fully diluted basis, Mr. Roskind held a 1.9% ownership interest in us as of December 31, 2006 (after the exchange of all shares of common stock of Newkirk in the Merger).

          FUTURE ISSUANCES OF SHARES PURSUANT TO EXISTING CONTRACTUAL ARRANGEMENTS MAY HAVE ADVERSE EFFECTS ON OUR STOCK PRICE.

          The joint ventures described below each have a provision in their respective joint venture agreements permitting the joint venture partner to sell its equity position to us. In the event that any of the joint venture partners exercises its right to sell its equity position to us, and we elect to fund the acquisition of such equity position with our common shares, such venture partner could acquire a large concentration of our common shares.

          In 1999, we entered into a joint venture agreement with CRF to acquire properties. This joint venture and a separate partnership established by the partners has made investments in 13 properties for an aggregated capitalized cost of $390.5 million and no additional investments will be made unless they are made pursuant to a tax-free exchange. We have a 33.33% equity interest in this joint venture. In December 2001, we formed a second joint venture with CRF to acquire additional properties in an aggregate amount of up to approximately $560.0 million. We have a 25% equity interest in this joint venture. As of September 30, 2006, this second joint venture has invested in 13 properties for an aggregate capitalized cost of $421.9 million.

          Under these joint venture agreements, CRF has the right to sell its equity position in the joint ventures to us. In the event CRF exercises its right to sell its equity interest in either joint venture to us, we may, at our option, either issue our common shares to CRF for the fair market value of CRF's equity position, based upon a formula contained in the respective joint venture agreement, or pay cash to CRF equal to 110% of the fair market value of CRF's equity position. We have the right not to accept any property in the joint ventures (thereby reducing the fair market value of CRF's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreements contain a mutual buy-sell provision in which either CRF or us can force the sale of any property.

          In October 2003, we entered into a joint venture agreement with CLPF-LXP/Lion Venture GP, LLC, or "Clarion," which has made investments in 17 properties for an aggregate capitalized cost of $487.0 million. No additional investments will be made unless they are made pursuant to a tax-free exchange or upon the mutual agreement of Clarion and us. We have a 30% equity interest in this joint venture. Under the joint venture agreement, Clarion has the right to sell its equity position in the joint venture to us. In the event Clarion exercises its right to sell its equity interest in the joint venture to us, we may, at our option, either issue our common shares to Clarion for the fair market value of Clarion's equity position, based upon a formula contained in the partnership agreement, or pay cash to Clarion equal to 100% of the fair market value of Clarion's equity position. We have the right not to accept any property in the joint venture (thereby reducing the fair market value of Clarion's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Clarion or us can force the sale of any property.

          In June 2004, we entered in a joint venture agreement with Utah which was expanded in December 2004, to acquire properties in an aggregate amount of up to approximately $345.0 million. As of September 30, 2006, this joint venture has made investments in 15 properties for an aggregate capitalized cost of $247.0 million. We have a 30% equity interest in this joint venture. Under the joint venture agreement, Utah has the right to sell its equity position in the joint venture to us. This right becomes effective upon the occurrence of certain conditions. In the event Utah exercises its right to sell its equity interest in the joint venture to us, we may, at our option, either issue our common shares to Utah for the fair market value of Utah's equity position, based upon a formula contained in the joint venture agreement, or pay cash to Utah equal to 100% of the fair market value of Utah's equity position. We have the right not to accept any property in the joint venture (thereby reducing the fair market value of Utah's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Utah or us can force the sale of any property.

          SECURITIES ELIGIBLE FOR FUTURE SALE MAY HAVE ADVERSE EFFECTS ON OUR SHARE PRICE.

          Following the completion of the Merger, an aggregate of approximately 41,174,079 of our common shares became issuable upon: (i) the exchange of units of limited partnership interests in our operating partnership subsidiaries (5,652,312 common shares in the aggregate); (ii) the redemption of units of limited partnership interests in the MLP (35,505,267 common shares in the aggregate); and (iii) the exercise of outstanding options under our equity-based award plans (16,500 common shares). Depending upon the number of such securities exchanged or exercised at one time, an exchange or exercise of such securities could be dilutive to or otherwise adversely affect the interests of holders of our common shares.

          We have filed a registration statement with the SEC that registers 35,505,267 of our common shares issuable on the redemption of outstanding MLP units to be sold. The registration statement also covers the resale of 3,500,000 of our common shares owned by Winthrop, which shares were previously subject to a lock up agreement that terminated on closing of the Merger, and 9,000 of our common shares held by The LCP Group L.P., whose chairman is E. Robert Roskind, our Co-Vice Chairman. The sale of these shares could result in a decrease in the market price of our common shares.

          WE ARE DEPENDENT UPON OUR KEY PERSONNEL AND THE TERMS OF MR. ASHNER'S EMPLOYMENT AGREEMENT AFFECTS OUR ABILITY TO MAKE CERTAIN INVESTMENTS.

          We are dependent upon key personnel whose continued service is not guaranteed. We will be dependent on our executive officers for strategic business direction and real estate experience. Prior to the Merger, we had entered into employment agreements with E. Robert Roskind, our Chairman, Richard
J. Rouse, our Vice Chairman and Chief Investment Officer, T. Wilson Eglin, our Chief Executive Officer, President and Chief Operating Officer, Patrick Carroll, our Executive Vice President, Chief Financial Officer and Treasurer, John B. Vander Zwaag, our Executive Vice President, and Paul Wood, our Vice President, Chief Accounting Officer and Secretary. Upon the completion of the Merger, we entered into an employment agreement with Michael L. Ashner, Newkirk's former Chairman and Chief Executive Officer. Pursuant to Mr. Ashner's employment agreement, Mr. Ashner may voluntarily terminate his employment with us and become entitled to receive a substantial severance payment if we acquire or make an investment in a non-net lease business opportunity during the term of Mr. Ashner's employment. This provision in Mr. Ashner's agreement may cause us not to avail ourselves of those other business opportunities due to the potential consequences of acquiring such non-net lease business opportunities.

          Our inability to retain the services of any of our key personnel or our loss of any of their services could adversely impact our operations. We do not have key man life insurance coverage on our executive officers.

                                 CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2006 on a pro forma basis after giving effect to the Merger as if it had occurred on September 30, 2006 and on an as adjusted basis. The as adjusted basis gives effect to (i) the issuance of the MLP's 5.45% Notes and the application of the net proceeds therefrom and (ii) the issuance of the Series D Preferred Shares and the use of the net proceeds as described under "Use of Proceeds" in this prospectus supplement and assumes that the underwriters do not exercise their over-allotment option. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" and "Selected Unaudited Pro Forma Consolidated Financial and Other Data" in this prospectus supplement.

                                                                                   SEPTEMBER 30, 2006
                                                                     ----------------------------------------------
                                                                      PRO FORMA   AS ADJUSTED (1)   AS ADJUSTED (2)
                                                                     ----------   ---------------   ---------------
                                                                                     (IN THOUSANDS)
DEBT:
   Mortgage and notes payable, including credit facilities and
   discontinued operations .......................................   $1,985,577     $1,692,927        $1,692,927
   5.45% Exchangeable Guaranteed Notes due 2027 ..................           --        300,000           300,000
                                                                     ----------     ----------        ----------
      Total debt .................................................    1,985,577      1,992,927         1,992,927
                                                                     ----------     ----------        ----------
MINORITY INTEREST ................................................      958,747        958,747           958,747
                                                                     ----------     ----------        ----------

SHAREHOLDERS' EQUITY:
   Common shares of beneficial interest, par value $0.0001 per share; issued and outstanding: 68,599,996 pro forma and
      as adjusted ................................................            7              7                 7
   Preferred shares; issued and outstanding: 6,260,001 pro
      forma and as adjusted (1) and 12,260,001 as adjusted (2) ...      226,904        226,904           371,884
   Accumulated distributions in excess of net income .............     (252,441)      (252,441)         (252,441)
   Additional paid-in capital ....................................    1,166,220      1,166,220         1,166,220
   Accumulated other comprehensive income ........................        1,141          1,141             1,141
                                                                     ----------     ----------        ----------
      Total shareholders' equity .................................    1,141,831      1,141,831         1,286,811
                                                                     ----------     ----------        ----------
TOTAL CAPITALIZATION .............................................   $4,086,155     $4,093,505        $4,238,485
                                                                     ==========     ==========        ==========

----------
(1) Gives effect to the issuance of the MLP's 5.45% Notes and the application of the net proceeds therefrom and assumes no exchange of notes.

(2) Gives effect to (i) the issuance of the MLP's 5.45% Notes and the application of the net proceeds therefrom and assumes no exchange of notes, and (ii) the issuance of the Series D Preferred Shares and the use of the net proceeds as described under "Use of Proceeds" in this prospectus supplement and assumes that the underwriters do not exercise their over-allotment option. The $90.2 million in borrowings under our credit agreement that we expect to repay with the net proceeds of this offering was not outstanding as of September 30, 2006, and, accordingly, no reduction in mortgage and notes payable, including credit facilities and discontinued operations, is presented in the table. The $90.2 million was borrowed subsequent to September 30, 2006.

                                 USE OF PROCEEDS

          We expect that the net proceeds from this offering will be approximately $145.0 million after deducting underwriting discounts and commissions and our estimated offering expenses (or approximately $166.8 million if the underwriters exercise their over-allotment option in full). We expect to use the net proceeds to repay in full the borrowings under our credit agreement and to use the balance for general corporate purposes. The lenders under our credit agreement include affiliates of several underwriters participating in this offering, including KeyBanc Capital Markets, a division of McDonald Investments Inc. and BB&T Capital Markets, a division of Scott and Stringfellow Inc. A portion of the net proceeds of this offering will be received by these affiliates because we intend to use the net proceeds to repay borrowings under our credit agreement.

          As of the date of this prospectus supplement, we had approximately $90.2 million outstanding under our credit agreement. The interest rate on our credit agreement is LIBOR plus 170 basis points (7.02% as of February 6, 2007) and the maturity date of the credit agreement is June 28, 2008.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following tables set forth our unaudited selected historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2005 and our audited selected historical consolidated financial data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and should be read in conjunction with our consolidated financial statements and the notes hereto incorporated by reference in this prospectus supplement.

                                      2005          2004          2003         2002       2001        2006         2005
                                   ----------   -----------   -----------   ---------   --------   ----------   ----------
                                                                                                      NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                   -------------------------------------------------------------   -----------------------
                                                                                                     (in thousands, except
                                               (in thousands, except per share data)                   per share data)
Total gross revenues ...........   $  197,132   $   143,364   $   105,974   $  85,093   $ 74,602   $  153,229   $  133,901
Expenses applicable to
   revenues ....................      (94,400)      (49,684)      (33,696)    (25,760)   (21,594)     (82,702)     (62,274)
Interest and amortization
   expense .....................      (65,065)      (44,857)      (34,168)    (32,354)   (29,416)     (52,825)     (45,373)
Income from continuing
   operations ..................       18,192        35,293        24,411      22,409     15,180        9,987       21,898
Total discontinued
   operations ..................       14,503         9,514         9,238       8,186      2,882        4,015       12,547
Net income .....................       32,695        44,807        33,649      30,595     18,062       14,002       34,445
Net income allocable to
   common shareholders .........       16,260        37,862        30,257      29,902     15,353        1,676       22,119
Income (loss) from
   continuing operations
   per common share -- basic ...         0.04          0.61          0.62        0.80       0.64        (0.05)        0.19
Income (loss) from
   continuing operations
   per common share --
   diluted .....................         0.04          0.59          0.61        0.79       0.63        (0.05)        0.18
Income from discontinued
   operations -- basic .........         0.29          0.20          0.27        0.31       0.15         0.08         0.26
Income from discontinued
   operations -- diluted .......         0.29          0.21          0.27        0.30       0.14         0.08         0.23
Net income per common
   share -- basic ..............         0.33          0.81          0.89        1.11       0.79         0.03         0.45
Net income per common
   share -- diluted ............         0.33          0.80          0.88        1.09       0.77         0.03         0.41
Cash dividends declared
   per common share ............        1.445         1.410         1.355       1.325      1.290        1.095        1.080
Net cash provided by
   operating activities ........      105,457        90,736        68,883      56,834     40,750       85,066       78,643
Net cash used in
   investing activities ........     (643,777)     (202,425)     (295,621)   (106,166)   (63,794)     (18,447)    (642,575)
Net cash provided by
   financing activities ........      444,878       242,723       228,986      47,566     32,115      (57,315)     478,090
Real estate assets, net ........    1,641,927     1,227,262     1,001,772     779,150    714,047    1,585,339    1,707,521
Investments in
   non-consolidated
   entities ....................      191,146       132,738        69,225      54,261     48,764      181,246      168,159
Total assets ...................    2,160,232     1,697,086     1,207,411     902,471    822,153    2,096,881    2,213,601
Mortgages, notes payable
   and credit facility,
   including discontinued
   operations ..................    1,170,560       765,909       551,385     491,517    455,771    1,155,000    1,211,882
Shareholders' equity ...........      891,310       847,290       579,848     332,976    266,713      826,619      911,552
Preferred share
   liquidation preference ......      234,000       214,000        79,000          --     25,000      234,000      234,000

       SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table shows information about our financial condition and results of operations, including per share data, after giving effect to the Merger. The table sets forth the information as if the Merger had become effective on September 30, 2006, with respect to the balance sheet information, and as of January 1, 2005, with respect to the income statement information. The pro forma financial data presented are based on the purchase method of accounting.

          The information is based on, and should be read together with, our historical financial statements, including the notes thereto, that have been presented in prior filings with the SEC, the consolidated financial statements of Newkirk and the MLP presented in prior filings with the SEC and the more detailed unaudited pro forma financial information, including the notes thereto, in the Form 8-K/A that we filed with the SEC on February 6, 2007.

          The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

                                                                             LEXINGTON REALTY TRUST
                                                                               PRO FORMA COMBINED
                                                                    --------------------------------------
                                                                                         AS OF AND FOR THE
                                                                        YEAR ENDED       NINE MONTHS ENDED
                                                                    DECEMBER 31, 2005   SEPTEMBER 30, 2006
                                                                    -----------------   ------------------
                                                                       (UNAUDITED, DOLLARS IN THOUSANDS)
Total gross revenues ............................................       $ 318,742           $  258,310
Expenses applicable to revenues .................................        (172,982)            (146,229)
Interest and amortization expense ...............................        (121,672)             (92,222)
Income from continuing operations ...............................           6,580                9,326
Loss from continuing operations per common share -- basic .......           (0.15)               (0.04)
Loss from continuing operations per common share -- diluted .....           (0.33)               (0.04)
Real estate assets, net .........................................              --            3,049,024
Investments in non-consolidated entities ........................              --              233,471
Total assets ....................................................              --            4,328,559
Mortgages, notes payable and credit facilities payable (including
   discontinued operations) .....................................              --            1,985,577
Shareholders' equity ............................................              --            1,141,831

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

          The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated:

                                                            PRO FORMA
                       PRO FORMA (1)                           (1)
                        NINE MONTHS                        YEAR ENDED
                           ENDED       NINE MONTHS ENDED    DECEMBER                 YEARS ENDED
                       SEPTEMBER 30,     SEPTEMBER 30,         31,                   DECEMBER 31,
                       -------------   -----------------   ----------   -------------------------------------
                            2006          2006    2005        2005       2005    2004    2003    2002    2001
                       -------------     -----   -----     ----------   -----   -----   -----   -----   -----
RATIO OF EARNINGS TO
   FIXED CHARGES AND
   PREFERRED SHARE
   DIVIDENDS........       1.04x         1.18x   1.31x      0.78x (2)   1.15x   1.57x   1.59x   1.82x   1.47x

(1) Our pro forma ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2005 and the nine months ended September 30, 2006 (i) gives effect to the Merger, (ii) the issuance of the MLP's 5.45% Notes and the application of the net proceeds therefrom and (iii) the completion of this offering. However, the interest savings from the application of the net proceeds of this offering to satisfy the $90.2 million of outstanding borrowings under our credit agreement is not reflected in the pro forma calculation as the $90.2 million was not borrowed until after September 30, 2006.

(2) The deficiency in the ratio of earnings to combined fixed charges and preferred share dividends is $35.9 million.

          For the purpose of calculating the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding minority interest attributable to continuing operations, income or loss from equity investees, fixed charges and distributed income of equity investees to income from continuing operations before income taxes, less capitalized interest and preferred distributions of consolidated subsidiaries. Combined fixed charges and preferred share dividends consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred share dividend requirements with respect to our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, as applicable.

                    DESCRIPTION OF SERIES D PREFERRED SHARES

          The following description of the material terms and provisions of the Series D Preferred Shares is only a summary and is qualified in its entirety by reference to our amended and restated declaration of trust, the articles supplementary to our declaration of trust establishing the Series D Preferred Shares and our amended and restated by-laws, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

GENERAL

          Under our amended and restated declaration of trust, we have the authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as common shares, 500,000,000 shares are classified as excess shares and 100,000,000 shares are classified as preferred shares, of which 3,160,000 shares are designated as Series B Preferred Shares, and 3,100,000 shares are designated as Series C Preferred Shares and one share is classified as special voting preferred stock. Our board of trustees may classify and re-classify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

          Prior to the closing of this offering, our board of trustees will adopt articles supplementary to our amended and restated declaration of trust establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred shares classified as 7.55% Series D Cumulative Redeemable Preferred Stock. Our board of trustees has authorized up to 8,000,000 Series D Preferred Shares. We will issue 6,000,000 Series D Preferred Shares (6,900,000 shares if the underwriters' over-allotment option is exercised in full) in this offering.

          No market currently exists for our Series D Preferred Shares. We intend to apply to have our Series D Preferred Shares listed on the NYSE under the symbol "LXP_pd", subject to official notice of issuance. We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series D Preferred Shares.

          We own a substantial majority of our properties through our operating partnerships. The limited partners of our operating partnerships, other than us and our subsidiaries, are generally entitled to (i) receive distributions which are in the same or lesser amounts than the dividends we pay on our common shares and (ii) convert their operating partnership units on a one for one basis into our common shares or cash, in certain instances.

RANK

          The Series D Preferred Shares will, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, rank: (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series D Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, (ii) on parity with our Series B Preferred Shares, Series C Preferred Shares and all equity securities issued by us the terms of which specifically provide that such equity securities rank on parity with our Series D Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series D Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up. For these purposes, the term "equity securities" does not include convertible debt securities, which rank senior to the Series D Preferred Shares prior to conversion, none of which are outstanding at this time, except that we and certain of our subsidiaries are guarantors with respect to the $300 million of the MLP's 5.45% Exchangeable Guaranteed Notes due 2027.

DIVIDENDS

          Subject to the preferential rights of the holders of any class or series of our capital shares ranking senior to the Series D Preferred Shares as to dividends, the holders of our Series D Preferred Shares will be entitled to receive, when, as and if authorized by our board of trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 7.55% of the $25.00 liquidation preference per year (equivalent to $1.8875 per year per share).

          However, if following a "change of control" (as defined below), the Series D Preferred Shares are not listed on any of the national stock exchanges, holders of the Series D Preferred Shares will be entitled to receive, when and as authorized by our board of trustees and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Series D Preferred Shares are not so listed at the increased rate of 8.55% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of approximately $2.1375 per share of the Series D Preferred Shares) for as long as the Series D Preferred Shares are not so listed.

          Dividends on the Series D Preferred Shares will accrue and be cumulative from and including the date of original issuance of the Series D Preferred Shares and will be payable quarterly in arrears on each of January 15, April 15, July 15, and October 15 of each year (or, if not a business day, the next succeeding business day) in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively. The first dividend payable on the Series D Preferred Shares on April 16, 2007 will be a pro rata dividend from the original issue date to March 31, 2007 in the amount of approximately $0.25 per share. Future dividends payable on the Series D Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our shareholder records at the close of business on the applicable record date, which will be a date designated by our board of trustees for the payment of dividends that is not more than 30 days nor less than 10 days before the dividend payment date.

          We will not declare dividends on the Series D Preferred Shares, or pay or set apart for payment dividends on the Series D Preferred Shares, at any time if the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of or a default under the agreement, or if the declaration, payment or setting apart for payment is restricted or prohibited by law.

          Notwithstanding the foregoing, dividends on the Series D Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, unless full cumulative dividends on the Series D Preferred Shares for all past dividend periods have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment:

          - no dividends, other than distributions in kind of our common shares or other capital shares ranking junior to our Series D Preferred Shares as to distributions and upon liquidation, may be declared or paid or set aside for payment, and no other dividend may be declared or made upon, our common shares, Series B Preferred Shares, Series C Preferred Shares or any other capital shares ranking junior to or on parity with our Series D Preferred Shares as to distributions or upon liquidation (other than pro rata dividends on our Series B Preferred Shares, Series C Preferred Shares and preferred shares ranking on parity as to distributions with the Series D Preferred Shares); and

          - no common shares, Series B Preferred Shares, Series C Preferred Shares, or any other capital shares ranking junior to or on parity with our Series D Preferred Shares as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us, except (i) by conversion into or exchange for other capital shares ranking junior to the Series D Preferred Shares as to distributions and amounts upon liquidation and (ii) in accordance with certain provisions of our amended and restated declaration of trust, under which Series D Preferred Shares owned by a shareholder in excess of the ownership limit discussed under "-- Restrictions on Ownership" herein and under "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws" will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances.

          When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and the shares of any other class or series of capital shares ranking, as to dividends, on parity with the Series D Preferred Shares, we will declare any dividends upon the Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and each such other class or series of capital shares ranking, as to dividends, on parity with the Series D Preferred Shares proportionately so that the amount of dividends declared per share of Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and such other class or series of capital shares will in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Shares and such other class or series of preferred shares (which will not include any accrual in respect of unpaid dividends on such other class or series of capital shares for prior dividend periods if such other class or series of capital shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Shares which may be in arrears.

          Holders of Series D Preferred Shares are not entitled to any dividend, whether payable in cash, property or capital shares, in excess of full cumulative dividends on the Series D Preferred Shares as described above. Any dividend payment made on the Series D Preferred Shares will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series D Preferred Shares will accumulate as of the due date for the dividend payment on which they first become payable.

          A "change of control" shall be deemed to have occurred at such time as
(1) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all voting shares that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting shares representing more than 50% of the total voting power of our total voting shares; (2) the date we sell, transfer or otherwise dispose of all or substantially all of our assets; or (3) the date of the consummation of a merger or share exchange of our company with another entity where our shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect directors by a separate group vote) to which all shareholders of the company issuing cash or securities in the merger or share exchange would be entitled in the election of trustees or directors, or where members of our board of trustees immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of trustees of the company issuing cash or securities in the merger or share exchange. "Voting shares" shall mean shares of any class or kind having the power to vote generally in the election of trustees.

LIQUIDATION PREFERENCE

          Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of our Series D Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of common shares or any other class or series of our capital shares ranking, as to liquidation rights, junior to the Series D Preferred Shares. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on the Series B Preferred Shares, the Series C Preferred Shares and all shares of each other class or series of capital shares ranking, as to liquidation rights, on parity with the Series D Preferred Shares, then the holders of the Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and each such other class or series of capital shares ranking, as to liquidation rights, on parity with the Series D Preferred Shares will share in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D Preferred Shares will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of our remaining assets. For these purposes, our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding-up.

REDEMPTIONS

          Our Series D Preferred Shares are not redeemable before February 14, 2012 except as set forth in the following sections.

               SPECIAL OPTIONAL REDEMPTION

          If at any time following a change of control (as defined under "-- Dividends"), the Series D Preferred Shares are not listed on any of the national stock exchanges, we will have the option to redeem the Series D

Preferred Shares, in whole but not in part, upon not less than 30 days nor more than 60 days' written notice, sent within 90 days after the first date on which the change of control has occurred and the Series D Preferred Shares are not so listed, for cash at a redemption price of $25.00 per share plus all accrued and unpaid dividends (whether or not declared) up to but excluding the redemption date. We may exercise this option by sending you a notice of redemption no later than the end of such 90 day period and you will be required to redeem your Series D Preferred Shares in accordance with the procedures set forth under "-- Redemption Procedures" below.

               OPTIONAL REDEMPTION

          In order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series D Preferred Shares will be subject to certain provisions of our declaration of trust under which Series D Preferred Shares owned by a shareholder in excess of the ownership limit discussed under "-- Restrictions on Ownership" herein and under "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws" will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances.

          On or after February 14, 2012, we may, at our option upon not less than 30 days nor more than 60 days' written notice, redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share plus all accrued and unpaid dividends (whether or not declared) to and including the date fixed for redemption, without interest. In such event, you will be required to redeem your Series D Preferred Shares in accordance with the procedures set forth under "-- Redemption Procedures" below.

               REDEMPTION PROCEDURES

          Holders of Series D Preferred Shares to be redeemed must surrender such Series D Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the Series D Preferred Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Series D Preferred Shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust applicable to owners of our shares of beneficial interest. See "-- Restrictions on Ownership" and "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws." If we have (i) given notice of redemption of any Series D Preferred Shares, (ii) irrevocably set aside the funds necessary for the redemption in trust for the benefit of the holders of any Series D Preferred Shares so called for redemption, and (iii) given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends will cease to accrue on such Series D Preferred Shares, the Series D Preferred Shares will no longer be deemed outstanding and all rights of the holders of Series D Preferred Shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. The redemption provisions of the Series D Preferred Shares do not in any way limit or restrict our right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series D Preferred Shares at such price or prices as we may determine, subject to the provisions of applicable law, to the provisions described under "-- Dividends" herein and to the provisions described in the next paragraph.

          Unless we have declared and paid in cash, or we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of, the full cumulative dividends on all Series D Preferred Shares for all past dividend periods, we may not redeem any Series D Preferred Shares unless we simultaneously redeem all outstanding Series D Preferred Shares, and we will not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares or any class or series of capital shares ranking, as to dividends or upon liquidation, on parity with or junior to the Series D Preferred Shares except by exchange for capital shares ranking junior, as to dividends and upon liquidation, to the Series D Preferred Shares; except that we may purchase Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares or, subject to certain provisions of our declaration of trust, we may, under certain circumstances, purchase Series D Preferred Shares owned by a shareholder in excess of the ownership limit.

          We will mail or cause to be mailed a notice of redemption, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the transfer agent. No failure to give such notice or any defect in the notice or in the mailing thereof will affect the sufficiency of notice or validity of the proceedings for the redemption of any Series D Preferred Shares except as to a holder to whom notice was defective or not given. A redemption notice will be conclusively presumed to have been duly given on the date mailed whether or not the holder actually received the redemption notice. Each notice will state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of Series D Preferred Shares to be redeemed; (iv) the place or places where the Series D Preferred Shares are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Series D Preferred Shares to be redeemed will cease to accrue on the redemption date. If we redeem fewer than all of the Series D Preferred Shares held by any holder, the notice mailed to such holder will also specify the number of Series D Preferred Shares held by such holder to be redeemed.

          If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series D Preferred Shares at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date and each holder of shares of Series D Preferred Shares that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable distribution period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption has been given.

          Any Series D Preferred Shares that we redeem or repurchase will be authorized but unissued Series D Preferred Shares until reclassified into another class or series of capital shares.

          The Series D Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series D Preferred Shares will be subject to provisions of our declaration of trust, under which Series D Preferred Shares owned by a shareholder in excess of the ownership limit discussed under "-- Restrictions on Ownership" herein and under "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws" will be transferred to a trust and may be purchased by us under certain circumstances.

INFORMATION RIGHTS

          During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series D Preferred Shares are outstanding, we will (1) transmit by mail to all holders of Series D Preferred Shares, as their names and addresses appear in our record books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and (2) promptly, upon request, supply copies of such reports to any prospective holder of Series D Preferred Shares. We will mail the information to the holders of Series D Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

VOTING RIGHTS

          Holders of the Series D Preferred Shares will not have any voting rights, except as described below.

          If we do not pay dividends on the Series D Preferred Shares for six or more quarterly periods (whether or not consecutive), a preferred dividend default will exist, and the holders of the Series D Preferred Shares, voting together as a class with the holders of our Series B Preferred Shares and Series C Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series D Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders and at each subsequent meeting for the election of two additional trustees to serve on our board of trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner described in this paragraph, all accumulated dividends are paid on the Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable, no such additional trustees will be so elected. Any such additional trustees so elected will serve until all unpaid cumulative dividends have been paid or declared and set apart for payment. Upon such election, the number of members of the size of our board of trustees will be increased by two trustees. If and when all such accumulated dividends shall have been paid on the Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional trustees so elected will terminate and the size of our board of trustees will be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional trustees elected under this paragraph may be filled by written consent of the other additional trustee who remains in office, or if no additional trustee remains in office, by a vote of the holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights described above (voting as a single class with the Series B Preferred Shares, Series C Preferred Shares and all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable). Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

          The affirmative vote or consent of the holders of two-thirds of the outstanding Series D Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and each other class or series of preferred shares ranking on parity with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, voting as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital shares of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital shares; or (ii) amend, alter or repeal the provisions of the declaration of trust or articles supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares; except that with respect to the occurrence of any of the events described in (ii) above, so long as (x) the Series D Preferred Shares remains outstanding with the terms of the Series D Preferred Shares materially unchanged, or (y) taking into account that, upon the occurrence of an event described in (ii) above, we may not be the surviving entity, the holders of the Series D Preferred Shares receive in such event a substantially similar security, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series D Preferred Shares, and in such case such holders shall not have any voting rights with respect to the events described in
(ii) above.

          Holders of Series D Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance of any class or series of capital shares including the Series D Preferred Shares, or (B) the creation or issuance of any other class or series of capital shares, in each case ranking on parity with or junior to the Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

          The foregoing voting provisions will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series D Preferred Shares are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

          In any matter in which the Series D Preferred Shares may vote (as expressly provided in the articles supplementary or as may be required by law), each share of Series D Preferred Shares shall be entitled to one vote.

CONVERSION

          The Series D Preferred Shares are not convertible into or exchangeable for any property or securities, except that we may exchange shares of the Series D Preferred Shares for shares of excess stock in order to ensure that we remain a qualified real estate investment trust for federal income tax purposes.

RESTRICTIONS ON OWNERSHIP

          As discussed under "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws," for us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital shares, which includes the Series D Preferred Shares, is restricted and not more than 50% in value of our outstanding capital shares may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. Our declaration of trust provides that, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.8% in value of the outstanding shares of each class or series of our capital shares.

EXCESS STOCK

          The provisions of our declaration of trust relating to the excess stock which apply to our common shares also applies to the Series D Preferred Shares separately and without regard to any other series or class of our capital shares. See "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws."

FORM

          The Series D Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company.

TRANSFER AGENT

          The transfer agent, registrar and dividend disbursing agent for the Series D Preferred Shares will be Mellon Investor Services LLC.

                          DESCRIPTION OF COMMON SHARES

          The following updates and supersedes information about our common shares included in the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and by-laws, each as amended or restated. See "Where You Can Find More Information" in this prospectus supplement.

GENERAL

     Authorized Capital

          Under our declaration of trust, we have the authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as common shares, 500,000,000 shares are classified as excess shares and 100,000,000 shares are classified as preferred shares, of which 3,160,000 shares are designated as the 8.05% Series B Cumulative Redeemable Preferred Shares, or Series B Preferred Shares, and 3,100,000 shares are designated as the 6.50% Series C Cumulative Convertible Preferred Shares, or Series C Preferred Shares, one share is designated as special voting preferred stock and prior to the closing of this offering, 8,000,000 shares will be designated as Series D Preferred Shares. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

     Special Voting Preferred Stock

          Our special voting preferred stock gives holders of limited partnership units in the MLP voting rights generally similar to those of our shareholders. We refer to these MLP units as voting MLP units. As of December 31, 2006, the number of votes was 35,505,267, subject to reduction by the number of voting MLP units that are subsequently redeemed by us. NKT Advisors LLC holds the special voting preferred stock under a voting trust agreement and will cast the votes attached to the special voting preferred stock in proportion to the votes it receives from holders of voting MLP units, other than the general partner of the MLP, subject to the following limitations. First, Vornado, will not have the right to vote for board members at any time when an affiliate of Vornado is serving or standing for election as a board member. In addition, at all other times, Vornado's right to vote in the election of trustees will be limited to the number of voting MLP units that it owns, not to exceed 9.9% of our common shares outstanding on a fully diluted basis. NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent the voting rights of Vornado's affiliates are so limited. Unitholders in our other operating partnerships do not have such a voting right. Accordingly, based on our common shares (after the exchange of all shares of common stock of Newkirk in the Merger) and MLP units outstanding as December 31, 2006, holders of MLP units will be entitled to cast and/or direct the voting of approximately 34.0% of our votes.

     Power to Issue and Classify Our Shares

          We may issue our capital shares from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes or series with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued capital shares by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

          In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

     Terms

          Subject to the preferential rights of any other shares or class or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on the common shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class or series of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

          Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, including our special voting preferred stock, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares and special voting preferred stock entitled to cast a majority of the votes in the election of trustees can elect all of the trustees then standing for election, and the holders of our remaining common shares or special voting preferred stock will not be able to elect any trustees.

          Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

          We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

          Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

     Merger, Amendment to Declaration of Trust, Termination

          Pursuant to the Maryland REIT law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in our declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon. Certain amendments to preserve our REIT status may be made without shareholder approval. Subject to the provisions of any other class or series of shares, we may be terminated by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter.

     Advance Notice of Trustee Nominations and New Business

          Our by-laws provide that for any shareholder proposal to be presented in connection with an annual meeting of shareholders, including any proposal relating to the nomination of a trustee, the shareholders must have given timely notice thereof in writing to our secretary in accordance with the provisions of our by-laws.

     Restrictions on Ownership

          For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities. See "Certain Provisions of Maryland Law and of our Declaration of Trust and By-Laws."

     Transfer Agent

          The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

                  CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
                        DECLARATION OF TRUST AND BY-LAWS

          The following updates and supersedes the information included in the accompanying prospectus under the heading "Certain Provisions of Maryland Law and our Declaration of Trust and By-Laws."

RESTRICTIONS RELATING TO REIT STATUS

          For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Our board of trustees has granted waivers of the Ownership Limit to certain holders of our capital shares, including Vornado and Apollo. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, or that would result in our being "closely held" (within the meaning of Section 856(h) of the Code), will automatically be converted into shares of beneficial interest classified as excess stock, which we refer to as our excess shares, that will be transferred, by operation of law, to us as trustee of a charitable trust for the exclusive benefit of the transferees to whom such capital shares may be ultimately transferred without violating the Ownership Limit. The excess shares are not entitled to be voted, be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

          In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days, after the later of the day we receive written notice of a transfer or other event, or our board of trustees determines in good faith that a transfer or other event has occurred, resulting in excess shares, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase.

          Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital shares as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interest.

MARYLAND LAW

          Business Combinations. Under Maryland law, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

               - any person who beneficially owns ten percent or more of the voting power of the trust's shares; or

               - an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

          A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.

          After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

               - eighty percent of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

               - two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

          These super-majority vote requirements do not apply if the trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

          In connection with its approval of the Merger, our board of trustees has exempted, to a limited extent, certain holders of Newkirk stock and MLP Units who received our common shares in the Merger.

          The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

          Control Share Acquisitions. Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

               -    one-tenth or more but less than one-third,

               -    one-third or more but less than a majority, or

               -    a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or by-laws of the trust.

          Our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

UNSOLICITED TAKEOVER PROVISIONS OF MARYLAND LAW

          Publicly-held Maryland statutory real estate investment trusts may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a trust in its declaration of trust or by-laws ("charter documents") or by resolution adopted by its board of trustees so long as the trust has at least three trustees who, at the time of electing to be subject to the provisions, are not:

               -    officers or employees of the trust;

               -    persons seeking to acquire control of the trust;

               - trustees, officers, affiliates or associates of any person seeking to acquire control of the trust; or

               - nominated or designated as trustees by a person seeking to acquire control of the trust.

          Articles supplementary must be filed with the State Department of Assessments and Taxation of Maryland if a trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.

          The Maryland law provides that a trust can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that trust's existing charter documents:

               - Classified Board: The trust may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

               - Two-thirds Shareholder Vote to Remove Trustees: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees;

               - Size of Board Fixed by Vote of Board: The number of trustees will be fixed only by resolution of the board;

               -    Board Vacancies Filled by the Board for the Remaining Term:
                    Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualifies; and

               - Shareholder Calls of Special Meetings: Special meetings of shareholders may be called by the secretary of the trust only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

          We have not elected to be governed by these specific provisions. However, our declaration of trust and/or by-laws, as applicable, already provide for an 80% vote to remove trustees only for cause, that the number of trustees may be determined by a resolution of our board of trustees, subject to a minimum number and that special meetings of the shareholders may only be called by the chairman of the board of trustees or the president or by a majority of the board of trustees and as may be required by law. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

                        FEDERAL INCOME TAX CONSIDERATIONS

          You are advised to assume that the information in this prospectus supplement is accurate only as of its date.

          The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of our shares and assumes that you will hold such shares as capital assets (within the meaning of section 1221 of the Code). The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

          This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

          PROSPECTIVE HOLDERS OF OUR SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

TAXATION OF THE COMPANY

GENERAL

          We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

          In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in an officer's certificate, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein, and those concerning our business and properties as set forth in this prospectus supplement. An opinion of counsel is not binding on the IRS or the courts.

          The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

          If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our REIT taxable income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

               - we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

               - under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

               - if we have (a) net income from the sale or other disposition of "foreclosure property," which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

               - if we have net income from "prohibited transactions," such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

               - if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied by
                    (b) a fraction intended to reflect our profitability.

               - if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the nonqualifying assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

               - if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

               - if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

               - if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). This tax is referred to as the "Built-In Gains Tax."

               - we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

               - if we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by "disqualified organizations." Similar rules apply if we own an equity interest in a taxable mortgage pool. A "disqualified organization" includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer's cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. See the heading "Requirements for Qualification" below.

REQUIREMENTS FOR QUALIFICATION

          A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year (after the first REIT taxable year) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and subject to certain attribution rules) (the "5/50 Rule"), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months (other than the first year of a REIT).

          We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist it in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See "Description of Common Shares--Restrictions on Ownership" in this prospectus supplement.

          The Code allows a REIT to own wholly-owned corporate subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as its assets, liabilities and items of income, deduction and credit.

          For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary," as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See "--Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

          In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

          A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

          Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:

          - substantially all of the assets consist of debt obligations or interests in debt obligations;

          - more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

          - the entity has issued debt obligations that have two or more maturities; and

          - the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

          Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

          An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT's assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.

          Recently issued IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under the recent guidance, such income would be allocated among our shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax-exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Because this tax would be imposed on the REIT, all of the REIT's shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of our assets as a taxable mortgage pool.

          If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect our REIT income and asset test calculations and could adversely affect our ability to qualify as a REIT.

          We have made and in the future intend to make investments or enter into financing and securitization transactions that may give rise to our being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.

INCOME TESTS

          In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from other qualifying REITs and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities and certain other specified sources. For taxable years beginning on or after January 1, 2005, any income from a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income (rather than being treated as qualifying or nonqualifying income) for purposes of the 95% gross income test.

          Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

               First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

               Second, the Code provides that rents received from a tenant generally will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of such tenant.

               Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as "rents from real property."

               Finally, in order for rents received to qualify as "rents from real property," we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

          For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

          We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and we disclosed the nature and amounts of our items of gross income in a schedule attached to our federal income tax return for such year (and for taxable years beginning on or before October 22, 2004, such schedule is filed in accordance with Treasury Regulations to be issued and any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the greater of (1) the amount by which we failed the 75% gross income test or (2) the amount by which 95% (90% for taxable years ending on or before December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

          Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

ASSET TESTS

          At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets, including our allocable share of assets held by partnerships in which we own an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items (including certain receivables) and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under "--Requirements for Qualification"). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the "5% value test"), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the "10% vote test") and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test"). The following assets are not treated as "securities" held by us for purposes of the 10% value test: (i) "straight debt" meeting certain requirements, unless we hold (either directly or through our "controlled" taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer's outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons;
(iv) obligations to pay us amounts qualifying as "rents from real property" under the 75% and 95% gross income tests; (v) certain securities issued by certain governmental entities; and (vi) securities issued by another qualifying REIT. In addition, any debt instrument issued by a partnership will not be treated as a "security" under the 10% value test if at least 75% of the partnership's gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a "security" to the extent of our interest as a partner in the partnership. Also, in determining our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

          We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

          After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain recently enacted relief provisions. Under one of these relief provisions, if we were to fail the 5% value test, the 10% vote test or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were able to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in the taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

ANNUAL DISTRIBUTION REQUIREMENT

          With respect to each taxable year, we must distribute to shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

          We will be subject to tax on amounts not distributed at regular U.S. federal corporate income tax rates. In addition, a 4% nondeductible excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed taxable income for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses that we generated may be carried forward (but not carried back) and used for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

          In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% nondeductible excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

          For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

          We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and our actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income might be non-cash accrued income, or "phantom" taxable income, which could therefore adversely affect our ability to satisfy our distribution requirements. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

TAX LIABILITIES INHERITED FROM NEWKIRK

     In connection with the Newkirk merger completed on December 31, 2006, we succeeded to the tax and other liabilities of Newkirk. If Newkirk failed to qualify as a REIT in any taxable year, it would have been subject to federal income tax (including any applicable alternative minimum tax) on its taxable income for such taxable years at regular corporate rates. Unless statutory relief provisions apply, Newkirk would have been disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. We, as successor to Newkirk, would be required to pay any such tax. In addition, if Newkirk failed to qualify as a REIT at any time prior to the merger, it may have non-REIT C corporation assets (which we now hold) which are subject to the Built-In Gains Tax. As a condition to closing the merger, tax counsel to Newkirk rendered an opinion relating to Newkirk's status as a REIT commencing with its initial taxable year ended December 31, 2005.

FAILURE TO QUALIFY

          Commencing with our taxable year beginning January 1, 2005, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

          If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by it to shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits, which may be eligible for a reduced tax rate with respect to shareholders taxed as individuals if certain additional requirements are met. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

          If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

          As used herein, the term "U.S. shareholder" means a beneficial owner of our shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof,
(3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations.

          If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our shares.

DISTRIBUTIONS

          As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and second to distributions with respect to our common shares.

          Certain "qualified dividend income" received by domestic non-corporate shareholders in taxable years prior to December 31, 2010, is subject to tax at the same tax rates as long-term capital gain. Dividends paid by a REIT generally do not qualify as "qualified dividend income" because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, and therefore, will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as "qualified dividend income" eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's "REIT taxable income" for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-In Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to distribute a material amount of qualified dividend income, if any.

          Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

          Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the U.S. shareholder's shares, and will result in a corresponding reduction in the U.S. shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify U.S. shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

          Aside from the different income tax rates applicable to ordinary income and capital gain dividends for non-corporate taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation and U.S. shareholders generally will not be able to offset any "passive losses" against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by non-corporate taxpayers with respect to indebtedness attributable to certain investment assets.

          In general, dividends paid by us will be taxable to U.S. shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

          We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains; (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

DISPOSITIONS

          In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such U.S. shareholder as long-term capital gains.

REDEMPTION OF SERIES D PREFERRED SHARES

     A redemption of Series D Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the U.S. shareholder; (ii) results in a "complete termination" of the U.S. shareholder's interest in all classes of our shares; or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. shareholder, all within the meaning of Section 302(b) of the Code.

     In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Code will be satisfied with respect to the U.S. shareholder depends upon the facts and circumstances at the time that the determination must be made, U.S. shareholders are advised to consult their tax advisors to determine such tax treatment.

     If the redemption does not meet any of the tests under Section 302 of the Code that are described above, then the redemption proceeds received from the Series D Preferred Shares will be treated as a distribution on the Series D Preferred Shares, with the consequences described above under "--Distributions." If the redemption is taxed as a dividend, the U.S. shareholder's adjusted basis in the redeemed Series B Preferred Shares for tax purposes will be transferred to any other holdings of the holder in our shares. If the U.S. shareholder of the Series B Preferred Shares owns no other shares, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely. If a redemption of Series D Preferred Shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under "--Dispositions."

TAXATION OF NON-U.S. SHAREHOLDERS

          The following discussion is only a summary of the rules governing U.S. federal income taxation of non-U.S. shareholders (shareholders that do not qualify as U.S. shareholders as defined above) such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S.

shareholders should consult their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

DISTRIBUTIONS GENERALLY

               Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Our dividends that are attributable to excess inclusion income will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See "--Taxation of the Company--Requirements for Qualification" above. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

          For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

CAPITAL GAIN DISTRIBUTIONS

          For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

          Under the Tax Increase Prevention and Reconciliation Act of 2005 ("TIPRA"), enacted on May 17, 2006, distributions made to REIT or regulated investment company ("RIC") shareholders that are attributable to gain from sales or exchanges of U.S. real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.

          If a non-U.S. holder of a class of our shares does not own more than 5% of such class during the one-year period prior to a distribution attributable to gain from sales or exchanges by us of United States real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares is regularly traded on an established securities market in the United States. As such, a non-U.S. holder who does not own more than 5% of such shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend that is not a capital gain dividend as described above. In addition, the branch profits tax will not apply to such distribution. If such class of shares is not regularly traded or ceases to be regularly traded on an established securities market in the United States, a non-U.S. holder of such shares would be subject to taxation under FIRPTA with respect to such distributions.

          Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by non-U.S. persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market in the United States.

          Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

          If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules under the Code. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI for most Exempt Organizations. See "--Taxation of the Company--Requirements for Qualification" above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

          In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX APPLICABLE TO SHAREHOLDERS

U.S. SHAREHOLDERS

          We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

NON-U.S. SHAREHOLDERS

          Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder's country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

                                  UNDERWRITING

          Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters the number of Series D Preferred Shares set forth opposite its name below.

                                                                       NUMBER OF
                                                                        SERIES D
                                                                       PREFERRED
                             UNDERWRITER                                 SHARES
                             -----------                               ---------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..................   1,700,000
A.G. Edwards & Sons, Inc............................................   1,700,000
Raymond James & Associates, Inc.....................................   1,700,000
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.....     300,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.....     300,000
Ryan Beck & Co., Inc................................................     300,000
                                                                       ---------
   Total............................................................   6,000,000

          Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series D Preferred Shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the Series D Preferred Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

          The representative has advised us that the underwriters propose initially to offer the Series D Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                    TOTAL
                                                         ---------------------------
                                                            WITHOUT        WITH
                                             PER SHARE      OPTION        OPTION
                                             ---------   ------------   ------------
Public offering price.....................    $25.0000   $150,000,000   $172,500,000
Underwriting discount.....................    $ 0.7875   $  4,725,000   $  5,433,750
Proceeds, before expenses, to Lexington...    $24.2125   $145,275,000   $167,066,250

          The expenses of the offering, not including the underwriting discount, are estimated to be approximately $295,000 and are payable by us.

OVER-ALLOTMENT OPTION

          We have granted an option to the underwriters to purchase up to 900,000 additional Series D Preferred Shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Series D Preferred Shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

          We have agreed, with exceptions, that for 30 days after the date of this prospectus supplement we will not, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, grant any option for the sale of, contract to sell or otherwise issue any shares of beneficial interest which are substantially similar to the Series D Preferred Shares (except for shares of beneficial interest issued pursuant to employee benefit plans, employee share option plans or as partial or full payment for properties to be acquired by us), or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of beneficial interest which are substantially similar to the Series D Preferred Shares, whether any such swap or transaction described above is to be settled by delivery of shares of beneficial interest which are substantially similar to the Series D Preferred Shares, in cash or otherwise.

NEW YORK STOCK EXCHANGE LISTING

          We intend to apply to have our Series D Preferred Shares listed on the NYSE. The underwriters have advised us that they intend to make a market in the Series D Preferred Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series D Preferred Shares, however, and may cease market making activities, if commenced, at any time.

STABILIZATION AND SHORT SALES

          In order to facilitate this offering of the Series D Preferred Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series D Preferred Shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

          The underwriters may over-allot the Series D Preferred Shares in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional Series D Preferred Shares as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series D Preferred Shares in the open market after pricing that could adversely affect investors who purchase in this offering.

          Accordingly, to cover these short sales positions or to stabilize the market price of the Series D Preferred Shares, the underwriters may bid for, and purchase, Series D Preferred Shares in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to another underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our Series D Preferred Shares may have the effect of raising or maintaining the market price of our Series D Preferred Shares or preventing or mitigating a decline in the market price of our Series D Preferred Shares. As a result, the price of the Series D Preferred Shares may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

OTHER RELATIONSHIPS

          From time to time, the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates for which they have received, and expect to receive, customary fees and commissions for these transactions.

          The lenders under our credit agreement include affiliates of several underwriters participating in this offering, including KeyBanc Capital Markets, a division of McDonald Investments Inc. and BB&T Capital Markets, a division of Scott and Stringfellow, Inc. A portion of the net proceeds of this offering will be received by these affiliates because we intend to use the net proceeds to repay borrowings under our credit agreement.

          We expect that delivery of the Series D Preferred Shares will be made against payment thereof on or about February 14, 2007. Delivery will be made solely in book-entry form through DTC.

                                  LEGAL MATTERS

          The legal matters described under "Federal Income Tax Considerations" will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Legal matters relating to this offering will be passed upon for the underwriters by Katten Muchin Rosenman LLP. The validity of the Series D Preferred Shares offered will be passed upon for us and for the underwriters by Venable LLP, Baltimore, Maryland. Katten Muchin Rosenman LLP has in the past provided, and is continuing to provide, legal services for joint ventures in which the MLP has a 50% interest.

                                     EXPERTS

          The consolidated financial statements and schedule of Lexington and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

          The consolidated financial statements and the related financial statement schedule of Newkirk and the MLP incorporated in this prospectus supplement by reference from our current report on Form 8-K filed on January 18, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated statements of operations, partners' equity and cash flows of the MLP for the year ended December 31, 2003 have been audited by Imowitz, Koenig & Co., LLP, an independent registered public accounting firm, as set forth in their report incorporated herein by reference, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Those filings, as well as the MLP's filings with the SEC, are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we or the MLP file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges.

          The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof "furnished" to the SEC:

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

          The SEC allows us to "incorporate by reference" the information we file with them, which means:

          - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

          - We can disclose important information to you by referring you to those documents; and

          - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

          We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, except for any document or portion thereof "furnished" to the SEC:

          - our Annual Report on Form 10-K for the year ended December 31, 2005 (as amended by Amendment No. 1 thereto on Form 10-K/A filed on March 15, 2006);

          - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

          - our Current Reports on Form 8-K or Form 8-K/A filed on January 5, 2006, January 6, 2006, February 6, 2006, February 16, 2006, March 20, 2006, March 27, 2006, April 27, 2006, May 5, 2006, June 2,
               2006, July 24, 2006, August 1, 2006, August 15, 2006, September
               13, 2006, October 6, 2006, October 10, 2006 (two separate filings), October 13, 2006, October 18, 2006, October 27, 2006, November 14, 2006, November 27, 2006, December 22, 2006, January 3, 2007, January 8, 2007, January 18, 2007, January 24, 2007,
               January 29, 2007, February 6, 2007, February 7, 2007 (two separate filings) and February 8, 2007;

          - our Definitive Proxy Statement on Schedule 14A, filed on April 4, 2006;

          - our final proxy statement and prospectus filed pursuant to Rule 424(b)(3) under the Securities Act on October 17, 2006;

          - the MLP's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006; and

          - Newkirk's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

          If any statement in this prospectus supplement is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus supplement.

          We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering:

          -    Reports filed under Sections 13(a) and (c) of the Exchange Act;

          - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

          -    Any reports filed under Section 15(d) of the Exchange Act.

          You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

          Lexington Realty Trust
          Attention: Carroll Merriman, Vice President, Investor Relations and Corporate Development
          One Penn Plaza, Suite 4015
          New York, New York 10119-4015
          (212) 692-7200

                                 $500,000,000.00

                      LEXINGTON CORPORATE PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                     PREFERRED SHARES OF BENEFICIAL INTEREST

                                 DEBT SECURITIES

          We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. This prospectus relates to the public offer and sale by us of one or more series of (i) common shares of beneficial interest, par value $0.0001 per share, (ii) preferred shares of beneficial interest, par value $0.0001 per share, and (iii) senior or subordinated debt securities. The aggregate public offering price of the common shares, preferred shares and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $500,000,000.00 (or its equivalent based on the exchange rate at the time of sale). The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

          The specific terms of the securities will be set forth in the applicable prospectus supplement and will include, where applicable: (i) in the case of common shares, any public offering price; (ii) in the case of preferred shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; and (iii) in the case of debt securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into common or preferred shares, covenants and any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be consistent with our declaration of trust or otherwise appropriate to preserve our status as a real estate investment trust for federal income tax purposes. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 22 of this prospectus.

          The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement.

          We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See "PLAN OF DISTRIBUTION." No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

          Our common shares, 8.05% Series B Cumulative Redeemable Preferred Stock, and 6.50% Series C Cumulative Convertible Preferred Stock are traded on the New York Stock Exchange under the symbols "LXP", "LXP_pb", and "LXP_pc", respectively.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS JANUARY 31, 2005.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION.............    ii
ABOUT THIS PROSPECTUS....................................................    ii
OUR COMPANY..............................................................     1
DESCRIPTION OF OUR COMMON SHARES.........................................     2
DESCRIPTION OF OUR PREFERRED SHARES......................................     4
DESCRIPTION OF OUR DEBT SECURITIES.......................................    10
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS..    22
USE OF PROCEEDS..........................................................    25
PLAN OF DISTRIBUTION.....................................................    25
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS.................................    26
EXPERTS..................................................................    27
LEGAL MATTERS............................................................    27
WHERE YOU CAN FIND MORE INFORMATION......................................    27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    27

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

          Certain information included or incorporated by reference in this prospectus and any applicable prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, ("Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading "RISK FACTORS" in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus and any applicable prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                              ABOUT THIS PROSPECTUS

          All references to "the Company," "we," "our" and "us" in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

                                   OUR COMPANY

          We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our common shares and preferred shares are traded on the New York Stock Exchange under the symbols "LXP", "LXP_pb" and "LXP_pc", respectively. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of September 30, 2004, we had ownership interests in 138 properties, located in 34 states and containing an aggregate of approximately 30.0 million net rentable square feet of space. Thirty-three of these properties, containing approximately 10.0 million net rentable square feet of space, were held through joint ventures with third parties. Approximately 98.8% of the net rentable square feet was leased.

          We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, as amended, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

          We grow our portfolio primarily by acquiring properties from (i) corporations and other entities in sale-leaseback transactions, (ii) developers of newly-constructed properties built to suit the needs of a corporate tenant and (iii) sellers of properties subject to an existing lease. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, expand existing properties, attract investment grade and other quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

          Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our three operating partnership subsidiaries. We refer to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

          Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, our telephone number is (212) 692-7200 and our Internet address is www.lxp.com. NONE OF THE INFORMATION ON OUR WEBSITE THAT IS NOT OTHERWISE EXPRESSLY SET FORTH IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS A PART OF THIS PROSPECTUS.

                        DESCRIPTION OF OUR COMMON SHARES

          The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 27 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 27 of this prospectus.

GENERAL

          Under our declaration of trust, our board of trustees has authority to issue 80,000,000 common shares. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

TERMS

          Subject to the preferential rights of any other shares or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on our common shares if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

          Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.

          Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

          We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

          Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

          Pursuant to Maryland statutory law governing real estate investment trusts organized under Maryland law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in our declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

RESTRICTIONS ON OWNERSHIP

          For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (which is commonly referred to as the Code), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 21 of this prospectus.

TRANSFER AGENT

          The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

                       DESCRIPTION OF OUR PREFERRED SHARES

          The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust (including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares) and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 27 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 27 of this prospectus.

GENERAL

          Under our declaration of trust, we have authority to issue 10,000,000 preferred shares from time to time, in one or more series, as authorized by our board of trustees. As of the date of this prospectus, there are two series of preferred shares outstanding: our 8.05% Series B Cumulative Redeemable Preferred Stock (see "-Terms of Our 8.05% Series B Cumulative Redeemable Preferred Stock" below), which we refer to as the Series B Preferred Shares, and our 6.50% Series C Cumulative Convertible Preferred Stock, which we refer to as the Series C Preferred Shares (see "-Terms of Our 6.50% Series C Cumulative Convertible Preferred Stock" below). Three million, one hundred and sixty thousand of the preferred shares are designated as Series B Preferred Shares and 3,100,000 of the preferred shares are designated as Series C Preferred Shares. All of our Series A Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share, were converted into our common shares in April 2002.

          Subject to limitations prescribed by Maryland law and our declaration of trust, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The preferred shares will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.

TERMS

          Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

               (1) the title and stated value of the preferred shares;

               (2) the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

               (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

               (4) the date from which dividends on the preferred shares shall accumulate, if applicable;

               (5) the provisions for a sinking fund, if any, for the preferred shares;

               (6) the provisions for redemption, if applicable, of the preferred shares;

               (7) any listing of the preferred shares on any securities exchange;

               (8) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

               (9) a discussion of federal income tax considerations applicable to the preferred shares;

               (10) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

               (11) any limitations on issuance of any series of preferred shares ranking senior to or on parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

               (12) any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

               (13) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

          Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares; (ii) on parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

          Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if declared by our board of trustees, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books on the applicable record dates fixed by our board of trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.

REDEMPTION

          If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

          Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

          If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

VOTING RIGHTS

          Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

CONVERSION RIGHTS

          The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

RESTRICTIONS ON OWNERSHIP

          For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. Therefore, the applicable amendment or annex to our declaration of trust designating the terms of a series of preferred shares may contain provisions restricting the ownership and transfer of such preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 22 of this prospectus.

TRANSFER AGENT

          The transfer agent and registrar for our Series B Preferred Shares and Series C Preferred Shares is Mellon Investor Services LLC. The transfer agent and registrar for our other series of preferred shares will be set forth in the applicable prospectus supplement.

TERMS OF OUR 8.05% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

          General. In June 2003, we sold 3,160,000 Series B Preferred Shares. The Series B Preferred Shares are not convertible into our common shares and are listed on the New York Stock Exchange under the symbol "LXP_pb."

          Dividends. The holders of the Series B Shares are entitled to receive cumulative cash dividends at a rate of 8.05% of the $25.00 liquidation preference per year (equivalent to $2.0125 per year per share).

          Liquidation Preference. If we liquidate, dissolve or wind up, holders of our Series B Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common shares and any other capital shares ranking junior to the Series B Preferred Shares as to liquidation rights. The rights of the holders of the Series B Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of the Series C Preferred Shares and each other series or class of our capital shares ranking, as to liquidation rights, on parity with the Series B Preferred Shares.

          Redemption. We may not redeem the Series B Preferred Shares prior to June 19, 2008, except in limited circumstances relating to the preservation of our status as a REIT. On or after June 19, 2008, we may, at our option, redeem the Series B Preferred Shares, in whole or in part, at any time and from time to time, for cash equal to $25.00 per share, plus any accrued and unpaid dividends, if any, to and including the date of redemption.

          Conversion. The Series B Preferred Shares are not convertible into, or exchangeable for, any other property or securities, except that we may exchange shares of the Series B Preferred Shares for shares of excess stock in order to ensure that we remain a qualified REIT for federal income tax purposes.

          Rank. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series B Preferred Shares rank (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series B Preferred Shares, (ii) on parity with our Series C Preferred Shares and all equity securities issued by us the terms of which specifically provide that such equity securities rank on parity with our Series B Preferred Shares, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series B Preferred Shares.

          Voting Rights. Holders of the Series B Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Series B Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Shares voting together as a class with the holders of Series C Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series B Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment. The holders of Series B Preferred Shares, Series C Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series B Preferred Shares which are entitled to similar voting rights will vote in proportion to the liquidation preference of $25.00 (i.e., one vote for each Series B Preferred Share; two votes for each Series C Preferred Share).

TERMS OF OUR 6.50% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

          General. On December 8, 2004, we sold 2,700,000 Series C Preferred Shares. The Series C Preferred Shares are convertible into our common shares and are listed on the New York Stock Exchange under the symbol "LXP_pc."

          Dividends. The holders of the Series C Shares are entitled to receive cumulative cash dividends at a rate of 6.50% of the $50.00 liquidation preference per year (equivalent to $3.25 per year per share).

          Liquidation Preference. If we liquidate, dissolve or wind up, holders of our Series C Preferred Shares will have the right to receive $50.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common shares and any other capital shares ranking junior to the Series C Preferred Shares as to liquidation rights. The rights of the holders of the Series C Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of the Series B Preferred Shares and each other series or class of our capital shares ranking, as to liquidation rights, on parity with the Series C Preferred Shares.

          Redemption. We may not redeem the Series C Preferred Shares unless necessary to preserve our status as a REIT.

          Conversion Rights. The Series C Preferred Shares may be converted by the holder, at its option, into our common shares initially at a conversion rate of 1.8643 common shares per $50.00 liquidation preference, which is equivalent to an initial conversion price of approximately $26.82 per common share (subject to adjustment in certain events).

          Company Conversion Option. On or after November 16, 2009, we may, at our option, cause the Series C Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate (the "Company Conversion Option"). We may exercise our conversion right only if, for twenty (20) trading days within any period of thirty (30) consecutive trading days (including the last trading day of such period), the closing price of our common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Preferred Shares.

          Settlement. Upon conversion (pursuant to a voluntary conversion or the Company Conversion Option) we may choose to deliver the conversion value to investors in cash, our common shares, or a combination of cash and our common shares.

          We can elect at any time to obligate ourselves to satisfy solely in cash the portion of the conversion value that is equal to 100% of the liquidation preference amount of the Series C Preferred Shares, with any remaining amount of the conversion value to be satisfied in cash, common shares or a combination of cash and common shares. If we elect to do so, we will notify holders at any time that we intend to settle in cash the portion of the conversion value that is equal to the liquidation preference amount of the Series C Preferred Shares (referred to as the "liquidation preference conversion settlement election"). This notification, once provided to holders, will be irrevocable and will apply to future conversions of the Series C Preferred Shares even if the shares cease to be convertible but subsequently become convertible again.

          Payment of Dividends Upon Conversion. Upon any conversion, a holder of such converted Series C Preferred Shares will not receive any cash payment representing accrued and unpaid dividends on the Series C Preferred Shares, whether or not in arrears, except in certain circumstances, including upon the exercise of the Company Conversion Option if the conversion date in connection therewith is after the record date for payment of dividends and before the corresponding dividend payment date. Upon the exercise of the Company Conversion Option, a holder of such converted Series C Preferred Shares will receive a cash payment for all unpaid dividends in arrears.

          Conversion Rate Adjustments. The conversion rate is subject to adjustment upon the occurrence of certain events, including if we distribute in any quarter to all or substantially all holders of our common shares, any cash, including quarterly cash dividends (subject to adjustment), in excess of:

               $0.36 PER COMMON SHARE THROUGH AND INCLUDING NOVEMBER 15, 2005 $0.37 PER COMMON SHARE FROM NOVEMBER 16, 2005 THROUGH AND INCLUDING NOVEMBER 15, 2006
               $0.38 PER COMMON SHARE THEREAFTER

          Fundamental Change. Upon the occurrence of certain fundamental changes in the Company, a holder may require us to purchase for cash all or part of its Series C Preferred Shares at a price equal to 100% of their liquidation preference plus accrued and unpaid dividends, if any, up to, but not including, the fundamental change purchase date.

          If a holder elects to convert its Series C Preferred Shares in connection with certain fundamental changes that occur on or prior to November 15, 2014, we will in certain circumstances increase the conversion rate by a number of additional common shares upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Series C Preferred Shares are convertible into shares of the acquiring or surviving company.

          Rank. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series C Preferred Share rank (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series C Preferred Shares, (ii) on parity with our Series B Preferred Shares and all equity securities issued by us the terms of which specifically provide that such equity securities rank on parity with our

Series C Preferred Shares, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series C Preferred Shares.

          Voting Rights. Holders of the Series C Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Series C Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Shares voting together as a class with the holders of Series B Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment. The holders of Series C Preferred Shares, Series B Preferred Shares and all other classes or series of our equity securities ranking on parity with the Series C Preferred Shares which are entitled to similar voting rights will vote in proportion to the liquidation preference of $25.00 (i.e., two votes for each Series C Preferred Share; one vote for each Series B Preferred Share).

                       DESCRIPTION OF OUR DEBT SECURITIES

          We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

          The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 27 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 27 of this prospectus.

GENERAL

          The debt securities will be direct obligations of the Company, which may be secured or unsecured and may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The debt securities will be issued under one or more indentures in the form filed as an exhibit to the Registration Statement of which this prospectus is a part (the "Form of Indenture"). As provided in the Form of Indenture, the specific terms of any Debt Security issued pursuant to an indenture will be set forth in one or more Supplemental Indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates (the "Supplemental Indentures" and each a "Supplemental Indenture"). Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (an "Indenture Trustee"), which may be the same Indenture Trustee, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such debt securities.

          Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

          The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination." The particular terms of the debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

          Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more Supplemental Indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

          The Form of Indenture provides that the Company may, but need not, designate more than one Indenture Trustee thereunder, each with respect to one or more series of debt securities. Any Indenture Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities and a successor Indenture Trustee may be appointed to act with respect to such series. If two or more persons are acting as Indenture Trustee with respect to different series of debt securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Indenture Trustee under the applicable Indenture.

          The following summaries set forth certain general terms and provisions of the Indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

               (1) The title of such debt securities and whether such debt securities are secured or unsecured or Senior Securities or Subordinated Securities;

               (2) The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

               (3) The price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

               (4) If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

               (5) The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

               (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

               (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

               (8) The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company with respect to such debt securities and the applicable Indenture may be served;

               (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

               (10) The obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

               (11) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

               (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

               (13) Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

               (14) Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

               (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

               (16) Whether and under what circumstances the Company will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

               (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such debt securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

               (18) The provisions, if any, relating to the security provided for such debt securities; and

               (19) Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

          If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

          Except as may be set forth in any prospectus supplement, neither the debt securities nor the Indenture will contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by the Company, any affiliate of the Company or any other party. However, certain restrictions on ownership and transfers of the common shares and preferred shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 22 of this prospectus. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

          Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

          Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

          Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Indenture Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities.

          Neither the Company nor any Indenture Trustee shall be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

          The Indentures will provide that the Company may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Indenture Trustee.

CERTAIN COVENANTS

          Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of trustees determines that the preservation thereof is no longer desirable in the conduct of its business by appropriate proceedings.

          Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

          Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

          Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

          Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

          Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

          Unless otherwise provided in the applicable prospectus supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled;
(vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (vii) any other event of default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

          If an event of default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

          The Indentures will require each Indenture Trustee to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect to any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

          The Indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

          The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, an Indenture Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

          Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Indenture Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

          Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

          The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

          Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Indenture Trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities;
(iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under an Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

          The Indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or an affiliate of the Company or of such other obligor shall be disregarded.

          The Indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable Indenture Trustee, and also, upon request by the Company or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

          Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series; (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

          Unless otherwise provided in the applicable prospectus supplement, Subordinated Securities will be subject to the following subordination provisions.

          Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than senior creditors of the Company.

          Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a part or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and
(vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in clauses
(i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities,
(b) any such indebtedness obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (c) the Subordinated Securities. There will not be any restriction in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

          If this prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

          Unless otherwise indicated in the applicable prospectus supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of debt securities issued under any Indenture that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

          The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, the Company may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to Subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities ("defeasance") or (ii) to be released from its obligations with respect to such debt securities under the applicable Indenture ( being the restrictions described under "--Certain Covenants") or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Indenture Trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

          Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Indenture Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

          "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

          Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

          If the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

          The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERSION RIGHTS

          The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

          Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

          All moneys paid by the Company to a paying agent or an Indenture Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

          The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

     RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS

RESTRICTIONS RELATING TO REIT STATUS

          For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, will automatically be exchanged for excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of our capital stock may be ultimately transferred without violating the Ownership Limit. While the excess shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

          In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase. The 90-day period begins on the date on which we receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.

          Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interests.

AUTHORIZED CAPITAL

          Under our declaration of trust, we have authority to issue up to 130,000,000 shares of beneficial interest par value $0.0001 per share, of which 80,000,000 shares are classified as common shares, 40,000,000 shares are classified as excess shares and 10,000,000 shares are classified as preferred shares. We may issue such shares (other than reserved shares) from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued shares of our capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

          In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

MARYLAND LAW

          Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any "business combination" with an "interested stockholder" or any affiliate of an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination with such interested stockholder unless the combination is recommended by our board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and
(ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than voting shares held by the interested stockholder. An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by our board of trustees prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by our shareholders in exchange for common shares that satisfies certain "fair price" conditions, such supermajority voting requirements do not apply.

          Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by that person, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

          -    one-tenth or more but less than one-third;

          -    one-third or more but less than a majority; or

          -    a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

          A "control share acquisition" means the acquisition of ownership of or the power to direct the exercise of voting power of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders, to be held within

50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders' meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as permitted by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

          The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by our declaration of trust or by-laws prior to the control share acquisition. No such exemption appears in our declaration of trust or by-laws. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

CERTAIN ELECTIVE PROVISIONS OF MARYLAND LAW

          Publicly-held Maryland statutory real estate investment trusts ("REITs") may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland REIT in its declaration of trust or bylaws ("charter documents") or by resolution adopted by its board of trustees so long as the REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not:

          -    officers or employees of the REIT;

          -    persons seeking to acquire control of the REIT;

          - trustees, officers, affiliates or associates of any person seeking to acquire control; or

          - nominated or designated as trustees by a person seeking to acquire control.

          Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland REIT elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.

          The Maryland law provides that a REIT can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that REIT's existing charter documents:

          Classified Board: The REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

          Two-thirds Shareholder Vote to Remove Trustees Only for Cause: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees, but a trustee may not be removed without cause;

          Size of Board Fixed by Vote of Board: The number of trustees will be fixed only by resolution of the board;

          Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and

          Shareholder Calls of Special Meetings: Special meetings of shareholders may be called by the secretary of the REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

          We have not elected to be governed by these specific provisions. However, our declaration of trust and/or bylaws, as applicable, already provide for an 80% vote to remove trustees only for cause, and that the number of trustees may be determined by a resolution of our Board, subject to a minimum number. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

                                 USE OF PROCEEDS

          Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding indebtedness or the improvement of certain properties already in our portfolio.

                              PLAN OF DISTRIBUTION

          The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

          The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

          We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act or negotiated transactions. One or more of A.G. Edwards & Sons, Inc., Bear, Stearns & Co. Inc., Brinson Patrick Securities Corporation, Cantor Fitzgerald & Co., Friedman, Billings, Ramsey & Co., Inc., Mellon Financial Markets, LLC, Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agent in "at the market" or negotiated transactions will act on a best-efforts basis for the period of its appointment.

          In connection with the sale of Securities, underwriters or agents may receive compensation from the Company and/or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable prospectus supplement.

          Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the common shares which are listed on the NYSE. Any common shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of debt securities or preferred shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

          Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

          In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states

Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS

          The following table sets forth our historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated:

                                    NINE
                                   MONTHS
                                   ENDED
                                 SEPTEMBER
                                    30,           YEAR ENDED DECEMBER 31,
                                 ---------   --------------------------------
                                    2004     2003   2002   2001   2000   1999
                                 ---------   ----   ----   ----   ----   ----
RATIO OF EARNINGS TO FIXED
   CHARGES                          1.86     1.69   1.78   1.49   1.64   1.67
RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   SHARE DIVIDENDS                  1.63     1.57   1.75   1.38   1.51   1.53

          The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For these purposes, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) and the amortization of debt issuance costs.

                                     EXPERTS

          The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2003, as updated by the Current Report on Form 8-K filed on December 1, 2004 and incorporated by reference into this prospectus, have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

          Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until the 2005 Annual Meeting of Shareholders. As of the date of this prospectus, Mr. Zachary beneficially owned 46,619 common shares. Certain legal matters under Maryland law, including the legality of the Securities covered by this prospectus, will be passed on for us by Piper Rudnick LLP, Baltimore, Maryland.

                       WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

          Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.lxp.com and through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/ Dow Jones and Lexis/Nexis.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act (although with respect to the Form 8-Ks listed below, we are only incorporating by reference those portions of such Form 8-Ks that were deemed "filed" with the SEC and not those portions that were deemed "furnished" to the SEC):

     -    Annual Report on Form 10-K for the year ended December 31, 2003;

     -    Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

     -    Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

     -    Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004;

     -    Quarterly Report on Form 10-Q for the quarter ended September 30,
          2004;

     - Current Report on Form 8-K filed February 2, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     -    Current Report on Form 8-K filed March 1, 2004;

     -    Current Report on Form 8-K filed April 1, 2004;

     - Current Report on Form 8-K filed May 4, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     -    Current Report on Form 8-K filed June 15, 2004;

     - Current Report on Form 8-K filed July 30, 2004 (except any information furnished under Items 5 (to the extent Item 12 applies), 9, and 12);

     -    Current Report on Form 8-K filed October 5, 2004;

     - Current Report on Form 8-K filed November 2, 2004 (except any information furnished under Items 2.02 and 7.01);

     -    Current Report on Form 8-K filed November 4, 2004;

     -    Current Report on Form 8-K filed December 1, 2004;

     -    Current Report on Form 8-K filed December 6, 2004;

     -    Current Report on Form 8-K filed December 8, 2004;

     -    Current Report on Form 8-K filed December 14, 2004;

     -    Current Report on Form 8-K filed December 28, 2004; and

     -    Our Definitive Proxy Statement on Schedule 14A dated April 14, 2004.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                    T. Wilson Eglin, Chief Executive Officer
                      Lexington Corporate Properties Trust
                           One Penn Plaza, Suite 4015
                          New York, New York 10119-4015
                                 (212) 692-7200

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

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                                6,000,000 SHARES

                                (LEXINGTON LOGO)

              7.55% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
                    LIQUIDATION PREFERENCE $25.00 PER SHARE

                             ----------------------

                             PROSPECTUS SUPPLEMENT
                             ----------------------

                              MERRILL LYNCH & CO.
                                  A.G. EDWARDS
                                 RAYMOND JAMES
                              BB&T CAPITAL MARKETS
                            KEYBANC CAPITAL MARKETS
                                RYAN BECK & CO.

                                FEBRUARY 9, 2007
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